COTTONWOOD SUGAR HOUSE, LLC,
LIMITED LIABILITY COMPANY AGREEMENT
between
CW INVESTOR AT SUGAR HOUSE, LLC
and
CW SUGAR HOUSE JV, LLC

Page

ARTICLE I	DEFINITIONS 1

Section 1.1	Certain Defined Terms 1

ARTICLE II	FORMATION AND PURPOSE 12

Section 2.1	Formation 12

Section 2.2	Name 13

Section 2.3	Place of Business, Registered Agent and Registered Office 13

Section 2.4	Purpose 13

Section 2.5	Members 14

Section 2.6	Duration 14

Section 2.7	Disclosure; Conflicts Waiver 15

Section 2.8	Statutory Compliance 15

Section 2.9	Nature of Membership Interest 15

Section 2.10	Mutual Representations and Warranties 16

ARTICLE III	CONTROL AND MANAGEMENT 18

Section 3.1	Management by Managers/Managers’ Covenants 18

Section 3.2	Matters Requiring Unanimous Approval 18

Section 3.3	Reimbursement of Expenses 19

Section 3.4	Tax Matters Person 19

Section 3.5	Indemnification of Members 21

Section 3.6	Property Manager 21

Section 3.7	Construction Loan 22

Section 3.8	Permanent Loans 22

Section 3.9	Indemnification and Reimbursement of Guarantors 22

Section 3.10	REIT Compliance 23

Section 3.11	REOC 23

ARTICLE IV	ACCOUNTING 23

Section 4.1	Tax Returns 23

Section 4.2	Fiscal Year 23

Section 4.3	Accountants; Tax Preparer 23

Section 4.4	Company Books 24

Section 4.5	Tax Elections 24

Section 4.6	Company Funds 24

Section 4.7	Appraisal of Project 24

Section 4.8	Manager Reporting Obligations 24

ARTICLE V	CAPITAL 25

Section 5.1	Capital Contributions 25

Section 5.2	No Further Capital Contributions 28

Section 5.3	Deficit Capital Accounts 28

ARTICLE VI	ALLOCATIONS 28

Section 6.1	Allocation of Net Profit and Net Loss 28

Section 6.2	Allocations of Profits or Losses for the Taxable Year of
Liquidation of the Company                    28

Section 6.3	Limitation on Allocation of Net Loss 29

i

(continued)
Page

Section 6.4	Special Allocations 29

Section 6.5	Curative Allocations 30

Section 6.6	Tax Allocations – Code Section 704(c) 31

Section 6.7	Other Allocation Rules 31

Section 6.8	Compliance with Code Section 704(b) 31

Section 6.9	Tax Withholding 31

ARTICLE VII	DISTRIBUTIONS 31

Section 7.1	Definitions 31

Section 7.2	Distributions of Operating Cash Flow and Extraordinary
Cash Flow                            32

Section 7.3	Distributions in Liquidation 33

Section 7.4	In-Kind Distribution 34

Section 7.5	Make-Well 34

ARTICLE VIII	TRANSFER OF MEMBERSHIP INTERESTS 34

Section 8.1	Restrictions on Transfer of Membership Interests 34

Section 8.2	Permitted Transfers by Investor 35

Section 8.3	Permitted Transfers by Sugar House 35

Section 8.4	Admission of Transferee as Substituted Member 35

Section 8.5	General Transfer Provisions 35

Section 8.6	Tax Allocations and Cash Distributions 36

ARTICLE IX	TERMINATION OF THE COMPANY 36

Section 9.1	Events of Dissolution 36

Section 9.2	Effect of Dissolution 36

Section 9.3	Sale of Assets by Liquidating Trustee 36

Section 9.4	Death, etc. of a Member 37

ARTICLE X	BUY SELL 37

Section 10.1	Exercise of Buy-Sell 37

Section 10.2	Purchase Price 37

Section 10.3	Fair Market Value 38

Section 10.4	Outstanding Debt 39

ARTICLE XI	RIGHT OF FIRST REFUSAL 40

Section 11.1	Right of First Refusal 40

ARTICLE XII	MISCELLANEOUS 40

Section 12.1	Dispute Resolution 40

Section 12.2	Notices 42

Section 12.3	Successors and Assigns 44

Section 12.4	Waiver of Partition 44

Section 12.5	No Oral Modifications; Amendments 44

Section 12.6	Captions 44

Section 12.7	Terms 44

Section 12.8	Invalidity 44

Section 12.9	Counterparts 44

ii

(continued)
Page

Section 12.10	Further Assurances 44

Section 12.11	Governing Law 44

Section 12.12	Complete Agreement 45

Section 12.13	Attorneys’ Fees 45

Section 12.14	Creditors Not Benefited 45

SCHEDULES:

1    -    Form of Asset Management Agreement*
2    -    Construction Budget*
3    -    Form of Construction Contract*
4     -    Land
5    -    Plans and Specifications*
6    -    Project Budget Summary
7    -    Form of Property Management Agreement

*Omitted schedules will be furnished supplementally to the Commission upon request.

iii

LIMITED LIABILITY COMPANY AGREEMENT
THIS LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) is made as of the 10th day of August, 2018 (the “Effective Date”) by and among CW Sugar House JV, LLC, a Delaware limited liability company (“Sugar House”), and CW Investor at Sugar House, LLC, a Delaware limited liability company (“Investor”).
RECITALS
WHEREAS, Investor and Sugar House have caused a limited liability company to be formed under the provisions of the Act;
WHEREAS, the parties hereto desire to set forth herein their respective rights, duties and responsibilities with respect to such limited liability company; and
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual agreements set forth herein, the parties hereto, intending to be legally bound, do hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1    Certain Defined Terms. The following terms wherever used in this Agreement shall have the following meanings:
“Acquisition Costs” has the meaning assigned to it in Section 5.1(i).
“Act” means the Delaware Limited Liability Company Act, Title 6 of the Delaware Code, Section 18-101 et seq., as amended from time to time.
“Additional Capital Contribution” means any contribution to the capital of the Company made by a Member pursuant to Section 5.1(b) hereof.
“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of such date, after giving effect to the following adjustments:

(a)
Such Capital Account shall be increased to reflect the amounts, if any, such Member is obligated to restore to the Company or is deemed to be obligated to restore pursuant to Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations; and

(b)	Such Capital Account shall be reduced to reflect any items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Regulations.

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.
“Adjustment Period” means a period of time as determined in this definition. The first Adjustment Period shall commence on the Effective Date. Each succeeding Adjustment Period shall commence on the day immediately following the last day of the immediately preceding Adjustment Period. Each Adjustment Period shall end on the earliest to occur after the commencement of such Adjustment Period of (i) the last day of each Fiscal Year, (ii) a Capital Date, (iii) the day immediately preceding the date of the “liquidation” of a Member’s interest in the Company (within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations), or (iv) the date on which the Company is terminated under Article IX hereof.
“Affiliate” means, with respect to any Member, (i) any Person in which such Member owns, directly or indirectly, more than a 10% interest, (ii) any Person that owns, directly or indirectly, more than a 10% interest in such Member, (iii) any Person who is an agent, officer, director, fiduciary, employee, manager, member, partner or shareholder of such Member, but only for so long as such Person serves in such capacity, or (iv) any Person that directly or indirectly controls, is controlled by, or is under common control with, such Member. As used in this paragraph only, the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of any interest, by contract or otherwise.
“Agreement” has the meaning assigned to it in the preamble of this Agreement.
“Anti-Money Laundering Laws” has the meaning assigned to it in Section 2.10(d)(3).
“Approve,” “Approval” and “Approved” when referring to a Member means approval in writing by such Member, and if any Member is requested to approve any item or matter pursuant to this Agreement and such Member fails to approve such item in writing, such failure shall constitute and be deemed a rejection of the applicable request.
“Arbitration” has the meaning assigned to it in Section 12.1(b).
“Arbitration Notice” has the meaning assigned to it in Section 12.1(b).
“Arbitrator” has the meaning assigned to it in Section 12.1(b).
“Article X Notice” has the meaning assigned to it in Section 10.1.
“Asset Management Agreement” means the asset management agreement to be entered into by the Asset Manager and the Property Owner, to be dated on or about the Construction Loan Closing Date. The Managers shall provide the Members with the name of the Asset Manager and the form of Asset Management Agreement within 60 days following the Closing Date, and the Members shall execute an amendment to this Agreement to attach the Asset Management Agreement hereto as Schedule 1.

“Asset Management Fee” means the Asset Management fee to be set forth on Schedule 1 to the Asset Management Agreement.
“Asset Manager” means, initially, the entity identified by the Managers within 60 days following the Closing Date, or any successor thereto under an asset management agreement.
“Auditor” means such accounting firm of independent certified public accountants that shall be selected and engaged by Sugar House annually to audit the books and records of the Company.
“Bankruptcy Code” means Title 11 of the United States Code, as amended from time to time.
“Book Depreciation” for each Adjustment Period means an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to a Company asset for such Adjustment Period, except that if the Book Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Adjustment Period, Book Depreciation with respect to that asset shall be an amount that bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization or other cost recovery deduction with respect to that asset for such Adjustment Period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction with respect to that asset for such Adjustment Period is zero, Book Depreciation shall be determined with reference to such beginning Book Value using any reasonable method determined by the Managers.
“Book Gain” and “Book Loss” means the gain or loss recognized by the Company for book purposes in any Adjustment Period by reason of a sale or other disposition of any Company asset. Such Book Gain and Book Loss shall be computed by reference to the Book Value of such asset as of the date of such sale or other disposition, rather than by reference to the tax basis of the asset as of such date. If a Company asset is distributed to a Member, the difference between the fair market value of such asset and its Book Value shall be considered a Book Gain or a Book Loss.
“Book Value” of a Company asset means, as of any particular date, the value at which the asset is properly reflected on the books of the Company, as of such date in accordance with the provisions of Section 1.704-1(b) of the Regulations. The initial Book Values of the assets shall be the gross cost, if purchased by the Company, and the gross fair market value of other assets (in each case, without reduction for indebtedness to which such assets may be subject) as determined by the Managers. Such Book Value shall be adjusted for Book Depreciation with respect to such assets, rather than for the cost recovery deductions to which the Company is entitled for income tax purposes with respect to such assets.
“Breaching Member” has the meaning assigned to it in Section 3.9.
“Business Day” means any day other than Saturday, Sunday or a day which in Utah is either a legal holiday or a day upon which national banking institutions are authorized by law to remain closed for the entire day.

“Capital Account” means the Capital Account maintained by the Company for each Member. The balance of each Member’s Capital Account, as of any particular date, shall be an amount equal to the sum of the following:

(a)	The cumulative amount of cash that has been contributed to the capital of the Company by such Member as of such date; plus

(b)
The agreed upon net fair market value (meaning net of any indebtedness encumbering any property) as of the date of contribution of any property other than cash that has been contributed to the capital of the Company by such Member as of such date; plus

(c)
The cumulative amount of Gross Income, Net Profit and other items of income and gain for all Adjustment Periods ending prior to such date that have been, or are required to be, allocated to such Member under Article VI hereof, minus

(d)
The cumulative amount of Net Loss and other items of loss and deduction for all Adjustment Periods ending prior to such date that have been, or are required to be, allocated to such Member under Article VI hereof, and minus

(e)
The cumulative amount of cash and the agreed upon net fair market value (as of the date of distribution) of all other property that has been distributed to such Member by the Company as of such date under Article VII hereof.

A Member’s Capital Account shall also be increased or decreased as of such date to reflect any items described in Section 1.704-1(b)(2)(iv) of the Regulations that are required to be reflected in such Member’s Capital Account under such Regulation (including Section 1.704-1(b)(2)(iv)(g) if Section 704(c) of the Code applies to any property of the Company) and that are not otherwise taken into account in computing such Capital Account under this definition.
“Capital Date” when used with respect to any Book Gain or Book Loss recognized by the Company during any Adjustment Period, means the date on which such Book Gain or Book Loss is recognized by the Company.
“Capital Transaction” means the sale, exchange, condemnation (or similar eminent domain taking or disposition in lieu thereof), destruction by casualty, refinancing or disposition of the Project or any portion thereof.
“Certificate” means the Certificate of Formation for the Company filed with the Division of Corporations of Delaware, pursuant to Section 18-201 of the Act, as such Certificate may be amended from time to time.
“Closing Date” means the date on which the Property Owner acquires the Land.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company” means Cottonwood Sugar House, LLC, a limited liability company formed under the laws of the State of Delaware, and any successor thereto.
“Company Minimum Gain” means the amount computed under Regulations Section 1.704-2(d).
“Company Nonrecourse Deductions” means any loss, deduction, or Code Section 705(a)(2)(B) expenditure, or item thereof, that is attributable to nonrecourse liabilities of the Company as defined in Regulations Section 1.752-1(a)(2).
“Completion” means the issuance by the City of Salt Lake, Utah, and any other applicable governmental body, of the temporary certificates of occupancy (or similar document unequivocally authorizing occupancy) for the Project.
“Completion Date” means the date on which Completion has occurred.
“Construction Budget” means the construction budget attached hereto as Schedule 2, as the same may be amended and modified from time to time pursuant to this Agreement.
“Construction Contract” means the Standard Form of Agreement Between Owner and General Contractor (AIA Form A-133 or A-101, with accompanying A201 General Conditions) to be executed on or about the Construction Loan Closing Date between the General Contractor and Property Owner. The Members shall execute an amendment to this Agreement to attach the Construction Contract hereto as Schedule 3.
“Construction Loan” means the Loan to be obtained to construct the Improvements.
“Construction Loan Closing Date” means the date that the Company executes and delivers the Construction Loan documents.
“Construction Period” means the period of time commencing upon the commencement of construction of the Project and ending upon the Completion Date.
“Contributing Member” has the meaning assigned to it in Section 5.1(c).
“Contributing Member’s Portion” has the meaning assigned to it in Section 5.1(c).
“CROP” means Cottonwood Residential O.P., LP, a Delaware limited partnership
“Default Rate” means per annum rate of simple interest equal to 20% per annum, compounded annually; provided, however, in no event shall the Default Rate exceed the highest rate permitted by applicable law. All loans to the Company to which the Default Rate applies shall be considered made under and governed by Delaware law.
“Deficiency” has the meaning assigned to it in Section 5.1(c).
“Deficit Loan” has the meaning assigned to it in Section 5.1(c).

“Deficit Loan Capital Contribution” has the meaning assigned to it in Section 5.1(c).
“Deficit Loan Lender” means the Contributing Member or an Affiliate of the Contributing Member who elects to make a Deficit Loan to the Noncontributing Member.
“Determination” has the meaning assigned to it in Section 12.1(b).
“Effective Date” means the date identified as such in the opening paragraph hereof.
“Environmental Indemnity” means any environmental indemnity agreement required by any Lender to be executed and delivered to such Lender in connection with any Loan.
“Equity Contributions” means the contributions to the capital of the Company made by the Members pursuant to Section 5.1(a) and Section 5.1(b).
“Equity Contributions Account” means an account to be maintained by the Company for each Member and to which will be credited Equity Contributions made by such Member and from which will be debited the amount of any distributions to such Member pursuant to Section 7.2(d) and Section 7.3(e) (to the extent attributable to Section 7.2(d)).
“Event of Bankruptcy” means (a) the filing of a voluntary or involuntary petition in bankruptcy or for reorganization or for the adoption of an arrangement under the Bankruptcy Code (as now or in the future amended) or an admission seeking the relief therein provided, and (with respect only to an involuntary bankruptcy) the failure to have such petition dismissed within 60 calendar days of the date of filing; (b) making a general assignment for the benefit of the debtor’s creditors; (c) consenting to the appointment of, or the entry of a court order appointing, a receiver or trustee for all or a substantial part of the debtor’s property; or (d) the assumption of custody or sequestration by a court of competent jurisdiction of all or substantially all of the debtor’s property.
“Excess Distribution” has the meaning assigned to it in Section 7.5.
“Extraordinary Cash Flow” has the meaning assigned to it in Section 7.1(b).
“Fair Market Value” has the meaning assigned to it in Section 10.3.
“Final Determination” has the meaning assigned to it in Section 10.3(b)(3).
“First Preferred Return” an amount equal to 8% per annum, cumulative, non-compounding, of the Equity Contributions as they may be adjusted from time to time, accruing from the date of contribution of such Equity Contributions.
“Fiscal Year” means the fiscal year of the Company, as set forth in Section 4.2.
“FMV Agreement Period” has the meaning assigned to it in Section 10.3(a).
“General Contractor” means a general contractor, not affiliated with the Property Owner or any Member, engaged by Property Owner for the construction of Improvements on the Project.

“Governmental Authority” means the United States of America, the state, county, city and other political subdivision in which the Project is located, and any agency, authority, court, department, commission, board, bureau or instrumentality of any of them.
“Governmental Requirements” means all laws, ordinances, statutes, codes, rules, regulations, orders and decrees of the United States, the state, the county, the city, or any other political subdivision in which the Project is located, and any other political subdivision, agency or instrumentality exercising jurisdiction over the owners of the Project, the Company or the Project.
“Gross Income” means, for each Adjustment Period, an amount equal to the Company’s gross income as determined for federal income tax purposes for such Adjustment Period but computed with the adjustments specified in paragraphs (a) and (d) of the definition of Net Profit or Net Loss.
“Guaranteed Losses” means the liabilities of the Guarantor under any Guaranty or Environmental Indemnity.
“Guarantor” means Investor, its Affiliate or any other entity that executes and delivers to any Lender a Guaranty or Environmental Indemnity.
“Guaranty” means any guaranty agreement required by any Lender to be executed and delivered to such Lender in connection with any Loan.
“Hazardous Materials Laws” means all Governmental Requirements (including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601 et seq.), as amended from time to time, and regulations promulgated thereunder) relating to the handling, storage, existence of any hazardous wastes, hazardous substances, toxic substances, radioactive materials, pollutants, chemicals, contaminants or industrial substances (collectively, “Hazardous Materials”) or relating to the regulation, removal or remediation of any of the foregoing.
“Highest Determination” has the meaning assigned to it in Section 10.3(b)(2).
“Improvements” means the buildings and all other improvements, structures and fixtures now or hereafter constructed on the Land.
“Intended Use” means use, operation and occupation as an apartment complex and any and all ancillary uses relating thereto.
“Investor’s Initial Equity Contribution” means the Equity Contribution made by Investor in the amount of $5,650,252.00, paid as set forth in Section 5.1(a)(2).
“JAMS” has the meaning assigned to it in Section 12.1(a).
“Land” means the real property owned by the Property Owner described on Schedule 4.

“Leases” means all existing and future leases, including subleases thereof, and any and all extensions, renewals, modifications, and replacements thereof, upon any part of the Project.
“Lease-Up Fee” means that certain Lease-Up Fee set forth on Schedule 1 to the Property Management Agreement.
“Lender” means the lender under a Loan.
“Liquidating Trustee” has the meaning assigned to it in Section 9.3.
“Loan” or “Loans” shall mean any construction loan, permanent financing, or any other indebtedness incurred by the Company and outstanding from time to time and incurred in accordance herewith.
“Loss” means collectively, and individually, any liability, claim, demand, cause of action, suit, damage, loss, cost, judgment or expense (including reasonable attorneys’ fees, reasonable accountants’ fees, costs of court and expert witness fees).
“Lowest Determination” has the meaning assigned to it in Section 10.3(b)(2).
“Major Decisions” has the meaning assigned to it in Section 3.2.
“Manager” means the Person or Persons designated by the Members pursuant to Section 3.1(a) and all other Persons who may from time to time be duly elected or appointed to serve as a Manager.
“Mediation” has the meaning assigned to it in Section 12.1(a)
“Mediation Notice” has the meaning assigned to it in Section 12.1(a).
“Mediator” has the meaning assigned to it in Section 12.1(a)
“Mediation Period” has the meaning assigned to it in Section 12.1(b).
“Member” or “Members” means Sugar House and Investor, and such successors, assigns or additional Members as may be admitted to the Company pursuant to the terms of this Agreement and then, in each case, only for so long as such Person remains a Member of the Company.
“Member Nonrecourse Debt” means any nonrecourse debt of the Company for which any Member bears the economic risk of loss as determined pursuant to Regulations Sections 1.704-2(b)(4) and 1.752-2.
“Member Nonrecourse Debt Minimum Gain” means the minimum gain attributable to Member Nonrecourse Debt as determined under Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Deductions” means any loss, deduction, or Code Section 705(a)(2)(B) expenditure, or item thereof, that is attributable to a Member Nonrecourse Debt as determined under Regulations Section 1.704-2(i)(2).
“Membership Interest” means all of a Member’s right, title and limited liability company interest in the Company, including, without limitation, the Member’s right to allocations of Net Profit (or items thereof), Net Loss (or items thereof), and distributions from the Company.
“Net Profit” or “Net Loss” means, for each Adjustment Period, the Company’s taxable income or taxable loss for such Adjustment Period, as determined under Section 703(a) of the Code, and Section 1.703-1 of the Regulations (and for this purpose all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or taxable loss), but with the following adjustments:

(a)
Any tax-exempt income, as described in Section 705(a)(1)(B) of the Code, realized by the Company during such Adjustment Period shall be taken into account in computing such taxable income or taxable loss as if it were taxable income.

(b)
Any expenditures of the Company described in Section 705(a)(2)(B) of the Code for such Adjustment Period, including any items treated under Section 1.704-1(b)(2)(iv)(i) of the Regulations as items described in Section 705(a)(2)(B) of the Code, shall be taken into account in computing such taxable income or taxable loss as if they were deductible items.

(c)
Book Depreciation for such Adjustment Period shall be taken into account in computing such taxable income or taxable loss in lieu of any amortization, depreciation or cost recovery deduction to which the Company is entitled for such Adjustment Period with respect to Company assets.

(d)
Any Book Loss or Book Gain recognized by the Company during such Adjustment Period by reason of a sale or other disposition of all or part of the Project shall be taken into account in computing such taxable income or taxable loss in lieu of any tax gain or tax loss recognized by the Company during any Adjustment Period by reason of such sale or other disposition.

(e)
Any Gross Income and item of income, gain, loss or deduction required to be allocated to the Members under Section 6.3 and Section 6.5 shall not be taken into account in computing such taxable income or taxable loss.

If the Company’s taxable income or taxable loss for such Adjustment Period, as adjusted in the manner provided in paragraphs (a) through (e) above, is a positive amount, such amount shall be the Company’s Net Profit for such Adjustment Period; and if negative, such amount shall be the Company’s Net Loss for such Adjustment Period.
“Non-breaching Member” has the meaning assigned to it in Section 3.9.

“Non-Transferring Member” has the meaning assigned to it in Section 11.1.
“Noncontributing Member” has the meaning assigned to it in Section 5.1(c).
“Notice of Dispute” has the meaning assigned to it in Section 12.1(a).
“OFAC” has the meaning assigned to it in Section 2.10(d)(1).
“Operating Budget” means the annual operating budget for the operation of the Project prepared by the Managers. Each Operating Budget shall provide a 12 month projection of Company income from all sources and an estimate of Company expenses, including both operating expenses and estimated capital expenses, and shall be the operative projection and estimate for the operation of the Company for the succeeding Fiscal Year.
“Operating Cash Flow” has the meaning assigned to it in Section 7.1(a).
“Partnership Audit Payments” has the meaning assigned to it in Section 3.4(b).
“Patriot Act” has the meaning assigned to it in Section 2.10(d)(3).
“Permanent Loan” means the initial Loan to the Company that refinances the Construction Loan, and each subsequent Loan that refinances any then-existing Permanent Loan.
“Permanent Loan Closing Date” means the date on which the Property Owner executes and delivers the first Permanent Loan documents.
“Person” means any corporation, partnership, limited liability company, joint venture, individual, trust, real estate investment trust, statutory trust, banking association, federal or state savings and loan institution and any other legal entity, whether or not a party hereto.
“Plans and Specifications” means the plans and specifications for the construction of the Project to be inserted on Schedule 5 prior to the Construction Loan Closing Date, as the same may be amended and modified by the Managers. The Members shall execute an amendment to this Agreement to attach the Plans and Specifications as Schedule 5.
“Project” means the Property Owner’s Land and all Improvements now or hereafter located thereon, such easements, agreements, and other rights appurtenant to the Land, and all equipment and other personal property necessary or incidental to the use and operation of the Land and Improvements.
“Project Hard Costs” means those budgeted hard costs set forth on the Project Budget Summary attached hereto as Schedule 6.
“Property Management Agreement” means the property management agreement entered into by the Property Manager and the Property Owner. As of the date hereof, the term “Property Management Agreement” refers to the agreement for property management between the Property Owner and Cottonwood Capital Property Management II, LLC, a Delaware limited liability company, in substantially the form attached hereto as Schedule 7, to be dated on or about the Closing Date.
“Property Management Fee” means the Property Management Fee set forth on Schedule 1 to the Property Management Agreement.
“Property Manager” means, initially, Cottonwood Capital Property Management II, LLC, a Delaware limited liability company, or any successor thereto under a property management agreement.
“Property Owner” means CW Sugar House, LLC, a Delaware limited liability company
“PSA” means that certain Purchase and Sale Agreement dated as of June 8, 2018, by and between Sugarhouse Property, LLC, a Delaware limited liability company, as seller, and CSH, as buyer, as amended by that certain First Amendment to Purchase and Sale Agreement dated as of June 13, 2018, and as assigned by CSH to Property Owner pursuant to that certain Assignment of Purchase and Sale Agreement dated as of June 27, 2018.
“Qualified Appraiser” means an MAI appraiser (working through an office in the Salt Lake City metropolitan area) with experience in the 10 years prior to appointment in valuation and evaluation of multi-family residential and retail projects in the Salt Lake City metropolitan area similar in size, scope and quality to the Project.
“Regional JAMS Office” has the meaning assigned to it in Section 12.1(a).
“Regulations” means the Treasury Regulations promulgated under the Code.
“REIT” means a “real estate investment trust” as defined in Code Section 856.
“Resolution Period” has the meaning assigned to it in Section 12.1(a).
“ROFR Acceptance” has the meaning assigned to it in Section 11.1.
“ROFR Notice” has the meaning assigned to it in Section 11.1.
“Scope Change Orders” means changes in the then existing Plans and Specifications which materially impact, positively or negatively, the quality of the materials to be used in the construction, the structural plan and design of the Project, the architectural design of the exterior and interior of the Project, the number of the apartment units in the Project, or the functionality of the Project.
“Scope of Work” means the scope of work reflected in the Plans and Specifications.
“Second Preferred Return” an amount equal to 12% per annum, cumulative, non-compounding, of the Equity Contributions as they may be adjusted from time to time, accruing from the date of contribution of such Equity Contributions.
“Securities Act” has the meaning assigned to it in Section 2.10(g).

“Sharing Ratios” means initially, 90% in the case of Investor and 10% in the case of Sugar House, and thereafter, subject to adjustment pursuant to the terms of this Agreement.
“Stabilization” means after Completion, the earlier of (i) the last day of the month in which 90% of the Project units have been leased or (ii) the second anniversary of the Completion Date.
“Sugar House JV Agreement” means the Limited Liability Company Agreement of Sugar House, dated August 10, 2018.
“Sugar House’s Initial Equity Contribution” means the Equity Contribution made by Sugar House in the amount of $627,805.78, paid as set forth in Section 5.1(a)(1).
“Tax Matters Person” has the meaning assigned to it in Section 3.4.
“Tax Preparer” means such accounting firm of independent certified public accountants that shall be selected and engaged by the Managers annually to prepare the tax returns of the Company.
“Third Appraiser” has the meaning assigned to it in Section 10.3(b)(3).
“Third Party Offer” has the meaning assigned to it in Section 11.1.
“Third Preferred Return” an amount equal to 16% per annum, cumulative, non-compounding, of the Equity Contributions as they may be adjusted from time to time, accruing from the date of contribution of such Equity Contributions.
“Transaction Representative” has the meaning assigned to it in Section 2.10(a).
“Transfer” has the meaning assigned to it in Section 8.1(a).
“Transferring Member” has the meaning assigned to it in Section 11.1.

ARTICLE II
FORMATION AND PURPOSE
Section 2.1    Formation.

(a)
The Certificate has been filed with the Division of Corporations of the State of Delaware. The Members hereby continue the Company under and pursuant to the provisions of the Act and on the terms and conditions set forth in this Agreement. The rights, duties and liabilities of all Members shall be as provided under the Act and this Agreement. To the extent permitted by applicable law, the provisions of this Agreement shall override the provisions of the Act in the event of any inconsistency or contradiction between them. The fact that the Certificate is on file in the office of the Division of Corporations of the State of Delaware shall constitute notice that the

Company is a limited liability company, pursuant to Section 18-207 of the Act.

(b)
In order to maintain the Company as a limited liability company under the laws of the State of Delaware, the Managers shall, from time to time, take appropriate action, including the preparation and filing of such amendments to the Certificate and such other assumed name certificates, documents, instruments and publications as may be required by or desirable under law, including, without limitation, action to reflect any correction of false or erroneous statements in the Certificate or the desire of the Members to make a change in any statement therein (including the name of the Company) in order that it shall accurately represent the agreement among the Members.

(c)
To the extent reasonably necessary, each Member shall further execute, and the Company shall file and record (or cause to be filed and recorded) and shall publish, if required by law, such other and further certificates, statements or other instruments as may be necessary or desirable under the laws of the State of Delaware in connection with the formation of the Company and the commencement and carrying on of its business. Effective as of the date of this Agreement, the sole members of the Company are Sugar House and Investor.

Section 2.2    Name. The name of the Company shall be Cottonwood Sugar House, LLC, and the Company shall be conducted in such name. Gregg Christensen, as an “authorized person” within the meaning of the Act, executed, delivered and filed the Certificate of Formation of the Company with the Division of Corporations of the State of Delaware. Upon the filing of the Certificate of Formation with the Division of Corporations of the State of Delaware, his powers as an “authorized person” ceased, and the Managers thereupon became the designated “authorized person” and shall continue as the designated “authorized person” within the meaning of the Act. The Managers shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in the jurisdiction where the Project is located (and in any other jurisdiction in which the Company may wish to conduct business) and to protect the limited liability of the Members. Such filings may include registration under assumed or fictitious name statutes or similar laws.
Section 2.3    Place of Business, Registered Agent and Registered Office. The business office of the Company shall be located at 6340 South 3000 East, Suite 500,

Salt Lake City, Utah 84121, or at such other place as may be designated from time to time by the Managers. The name of the initial registered agent of the Company in Delaware is The Corporation Trust Company. The address of the initial registered office of the Company in Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The Managers may change such registered agent and registered office and may determine the Company’s registered agent and registered office in the State in which the Project is located.

Section 2.4    Purpose.

(a)
The sole purpose of the Company shall be to (1) acquire, own and hold for production of income, a membership interest in Property Owner, (2) manage the Property Owner and construction of the Project, (3) engage in any other lawful activity determined by the Managers related to the ownership of the Property Owner and Property Owner’s operation of the Project, (4) undertake any and all actions necessary or incidental to any of the foregoing activities, and (5) take or cause to be taken all actions, and perform or cause to be performed all functions, necessary or appropriate to promote the business of the Company and to realize and carry out its purposes. The Company shall also be permitted to form subsidiaries for purposes of engaging in all or any of the foregoing.

(b)
The Members intend that the Company not be a partnership (including a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member, for any purposes other than income tax purposes, and this Agreement may not be construed to suggest otherwise.

(c)	No Member shall have the power to bind, to act for or to assume any obligation or responsibility on behalf of the other Members or the Company, except as specifically authorized by this Agreement.

(d)
The credit and assets of the Company shall be used solely for the benefit of the Company and shall not be used to further the personal gain of any Member unless specifically provided for under the terms of this Agreement. No asset of the Company shall be transferred or encumbered for or in payment of any individual obligation of a Member unless specifically provided for under the terms of this Agreement. In the event the Company or any Member incurs any Losses with respect to its investment in the Company as a result of or in connection with personal obligations or liabilities of any Member or any Affiliate thereof unconnected with Company business, such Member, as the case may be, shall be liable to and shall reimburse the Company or the other Members, as the case may be, for all such Losses, and the cash distributions pursuant to Article VII of such liable Member may be charged therefor.

Section 2.5    Members. Sugar House and Investor shall be the only Members. No other Person may become a Member, except by way of a transfer permitted under and effected in compliance with this Agreement. Any Person admitted as an additional member of the Company in accordance with the terms and conditions hereof shall be deemed automatically admitted upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement.
Section 2.6    Duration. The term of the Company commenced upon the filing for record of the Certificate in the office of the Division of Corporations of Delaware. The Company shall continue as a separate legal entity until cancellation of the Certificate as provided in the Act. The Company shall dissolve upon the first to occur of the following events:

(a)	In accordance with the terms hereof or by the agreement of Investor and Sugar House.

(b)
The sale, exchange or other disposition by the Property Owner of all of the Project, unless such sale or other disposition involves the acquisition of any additional property or any deferred payment of the consideration for such sale or disposition, in which latter event the Company shall dissolve on the last Business Day of the month during which the balance of such deferred payment is received by the Company.

(c)	Entry of a decree of judicial dissolution under the Act.
Section 2.7    Disclosure; Conflicts Waiver.

(a)
Except as otherwise expressly provided elsewhere in this Agreement, nothing in this Agreement shall be deemed to restrict in any way the rights of any Member, or of any its respective Affiliates, to conduct any business or activity whatsoever (including without limitation the acquisition, development, sale, and operation of real property for any purpose) without any accountability to the Company or to any Member even if such business or activity competes with the business of the Company, it being understood by each Member that the other Member and its respective Affiliates may be interested, directly or indirectly, in various other businesses and undertakings not included in the Company.

(b)
Each Member understands and acknowledges that the conduct of the business of the Company may involve business dealings with other businesses or undertakings of a Member or its respective Affiliates, including the entering into of contracts or other agreements with such businesses or undertakings to the extent permitted under this Agreement. The formation of the Company and the assumption by each of the Members of their respective duties hereunder shall be without prejudice to their respective rights (or the rights of their respective Affiliates) to maintain such other interests and activities and to receive and enjoy profits or compensation therefrom, and each Member waives any rights it might otherwise have to share or participate in such other interests or activities of any Member or its respective Affiliates.

(c)
Except to the extent set forth above in this Section 2.7, and to the fullest extent permitted by law, to the extent that, at law or in equity, any Member owes any fiduciary duty to the Company, any other Member or any assignee pursuant to this Agreement, such duty is hereby eliminated pursuant to Section 18-1101(c) of the Act, it being the express intent of the Members that no Member shall owe any fiduciary duties of any nature whatsoever to the Company, the other Members or any assignee; provided, however, that notwithstanding any provision this Section 2.7, all such Persons shall be subject to the implied contractual covenant of good faith and fair dealing.
Section 2.8    Statutory Compliance. The Company shall exist under and be governed by this Agreement, which shall be construed in accordance with the applicable laws of the State of Delaware. The Company shall make all filings and disclosures required by, and shall otherwise comply with, all such laws. All real or personal property owned by the Company shall be owned by the Company as an entity, in its name, and no Member shall have any ownership interest in such property in its individual name or right.
Section 2.9    Nature of Membership Interest. Each Member’s Membership Interest shall be personal property for all purposes.
Section 2.10    Mutual Representations and Warranties. Each Member hereby makes the following representations and warranties, as to itself only and not on behalf of any other Person:

(a)
Brokers and Commissions. In the event that either Member has dealt with any broker, arranger, consultant, agent or finder in connection with the transactions contemplated hereunder (a “Transaction Representative”), such Member shall indemnify, defend and hold the other Member harmless (including reasonable attorneys’ fees) from the claims of such Transaction Representative claiming by, through or under such Member with respect to compensation due in connection with the Land or the transactions contemplated under this Agreement.

(b)
Existence; Authority. Such Person is duly organized and legally existing under the laws of the state of its organization. The execution and delivery of, and their performance under, this Agreement are within such Person’s powers and have been duly authorized by all requisite action. The person executing this Agreement on behalf of such Person has the authority to do so. This Agreement constitutes the legal, valid and binding obligation of such Person enforceable in accordance with its terms, subject to laws applicable generally to creditor’s rights.

(c)
No Consent. No consent or approval of any person or entity or of any Governmental Authority is required with respect to the execution and delivery of this Agreement by such Person or the consummation by such Person of the transactions contemplated hereby or the performance by each party of its obligations hereunder.

(d)	Compliance with International Trade Control Laws and OFAC Regulations.

(1)
Such Person, and any direct or indirect owner thereof, is not now, nor shall it be at any time, an individual or entity with whom a Person subject to the laws of the United States or its territories is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States law, regulation, executive orders and lists published by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) (including those executive orders and lists published by OFAC with respect to persons that have been designated by executive order or by the sanction regulations of OFAC as persons with whom U.S. persons may not transact business or must limit their interactions to types approved by OFAC) or otherwise.

(2)
Such Person has taken, and shall continue to take, such measures as are required by law to assure that any funds used to contribute capital to the Company are derived (i) from transactions that do not violate United States law nor, to the extent such funds originate outside the United States, do not violate the laws of the jurisdiction in which they originated; and (ii) from permissible sources under United States law and to the extent such funds originate outside the United States, under the laws of the jurisdiction in which they originated.

(3)
To such Person’s knowledge, after making due inquiry, such Person (i) is not under investigation by any Governmental Authority for, or has been charged with or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any Anti Money Laundering Laws; (ii) has not been assessed civil or criminal penalties under any Anti-Money Laundering Laws; (iii) has not had any of its funds seized or forfeited in any action under any Anti Money Laundering Laws; or (iv) is in compliance with applicable provisions of the USA PATRIOT ACT of 2001, Pub. L. No. 107-56 (the “Patriot Act”). The term “Anti-Money Laundering Laws” shall mean laws, regulations and sanctions, state and federal, criminal and civil, that (1) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (2) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or persons otherwise engaged in activities contrary to the interests of the United States; (3) require identification and documentation of the parties with whom a financial institution conducts business; or (4) are designed to disrupt the flow of funds to terrorist organizations. Such laws, regulations and sanctions shall be deemed to include the Patriot Act, the Bank Secrecy Act, 31 U.S.C. Section 5311 et seq., the Trading with the Enemy Act, 50 U.S.C. App. Section 1 et seq., the International Emergency Economic Powers Act, 50 U.S.C. Section 1701 et seq., and the sanction regulations promulgated pursuant thereto by the OFAC, as well as laws relating to prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957.

(e)	U.S. Persons. Such Person is a “United States person” for all United States federal income tax purposes.

(f)
No Conflicting Agreements. Such Person’s execution and delivery of, and its performance and compliance with the terms and provisions of, this Agreement do not violate any of the terms, conditions or provisions of (i) its certificate of formation, certificate of limited partnership, limited partnership agreement, limited liability company agreement or other applicable organizational agreements or governing instruments, (ii) any judgment, order, injunction, decree, regulation or ruling of any court or other governmental authority to which it is subject or by which any of its assets are bound, or (iii) any agreement or contract to which such Person is a party or to which it or its property is subject.

(g)
Securities Laws. To the extent that such Person is a legal entity which was formed for the purpose of acquiring interests in the Company, such Person represents, warrants and covenants that it has not, and will not, conduct any general solicitation with respect to the offer or sale of any security offered or sold of such Person, that each offeree or purchaser of a security of such Person is, or will be, an “accredited investor” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), and that all of the securities issued by such Person have been issued in compliance with the Securities Act and any applicable state securities laws or regulations. Such Person has acquired its limited liability company interest in the Company for investment, solely for its own account, with the intention of holding the limited liability company interest for investment, and without any portion of the interest being acquired in violation of the Securities Act or any applicable state securities law; such Person is aware that its limited liability company interest in the Company has not been registered under the Securities Act in reliance upon exemptions contained in the Securities Act and that its limited liability company interest in the Company has not been registered under the securities law of any state in reliance upon the exemptions contained in such state securities law; and such Person is aware that the Company will not, and has no obligation to, register such Person’s limited liability company interest in the Company under the Securities Act or any state securities law.

ARTICLE III
CONTROL AND MANAGEMENT
Section 3.1    Management by Managers/Managers’ Covenants.

(a)
The Company shall be a “manager-managed” limited liability company for purposes of the Act. The Members hereby designate Sugar House and Investor as the “Managers” of the Company for purposes of the Act.

(b)
Subject to the limitations set forth in Section 3.2 or as otherwise provided herein, each Manager may, acting alone and without the Approval of all of the Members, undertake any action on behalf of the Company necessary to carry out the business purposes of the Company or which such Manager deems to be in the best interest of the Company.

Section 3.2    Matters Requiring Unanimous Approval. Notwithstanding anything contained in this Agreement to the contrary, the following decisions shall require the unanimous Approval of all of the Members (“Major Decisions”). In each instance where the Approval of a Member is required, a Manager shall submit the request therefor in writing to each Member, and each Member shall endeavor in good faith to provide its response thereto within the time period requested by such Manager for a response in such request:

(a)
Obligating the Company or any Member as a surety, guarantor, or accommodation party to any obligation, except as provided in Section 3.7 and Section 3.8. The foregoing shall not require the Approval of the Member who is not so obligated.

(b)
Causing an Event of Bankruptcy with respect to the Company; making, executing or delivering on behalf of the Company any assignment for the benefit of creditors; or taking any legal action, filing any bankruptcy proceeding, or confessing any judgment on behalf of the Company in connection with a bankruptcy proceeding.

(c)	Having any property of the Company partitioned or filing a complaint or instituting any proceeding to have such property partitioned.

(d)	Making any amendment or modification to this Agreement.

(e)	Admitting a Person as a Member of the Company.

(f)	Authorizing a merger, consolidation, dissolution or liquidation of the Company.

(g)
Causing the Company to enter into any business combination, joint venture or partnership or profit-sharing arrangement with any Person, other than with Cottonwood Multifamily Opportunity Fund, O.P., LP, or Cottonwood Multifamily Opportunity Fund, Inc.

(h)	Approving any act that would make it impossible to carry on the business of the Company.

(i)
Acquiring, selling, transferring, assigning, conveying, encumbering or otherwise disposing of all or any part of or interest in the Property Owner, except in the event that either Member delivers an Article X Notice to the other Member.

Section 3.3    Reimbursement of Expenses. The Company shall reimburse the Managers for each and every expense a Manager incurs in performance of its duties in this Article III.
Section 3.4    Tax Matters Person.

(a)
Sugar House (or such other Person as the Managers may designate from time to time) is hereby designated as the “designated partnership representative” (within the meaning of Code § 6223) of the Company (the “Tax Matters Person”). Each Member by the execution of this Agreement consents to such designation of the Tax Matters Person and agrees to execute, certify, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or advisable to evidence such consent. The Company shall indemnify and reimburse the Tax Matters Person for all expenses, including legal and accounting fees, claims, liabilities, losses and damages, incurred in connection with the exercise of the duties of the Tax Matters Person. The Tax Matters Person may (w) extend the period of limitations for any tax year for federal, state, local or foreign income tax purposes, (x) enter into any settlement agreement that is binding upon the Members with respect to the determination of Company items of income, gain, loss, or deduction at the Company level, or (y) appeal any judicial decision with respect to any Company item, in each case without consulting with the other Members. The Tax Matters Person may, in its sole and absolute discretion, make any election under the Code, including causing the Company to elect the application of Code § 6226.

(b)	If for any reason the Company is liable for any tax, imputed underpayment, interest or penalty as a result of any federal income tax audit (collectively, “Partnership Audit Payments”), then:

(1)
Each person who was a Member during any portion of the reviewed year (including, without limitation, former Members) shall indemnify and pay the Company an amount equal to such Person’s proportionate share of such liability, based on the amount each such Person should have borne (computed at the tax rate used to compute Company’s liability) had the Company’s tax return for such taxable year reflected the audit adjustment, and the expense for the Company’s payment of such Partnership Audit Payments shall be specially allocated to such Persons (or their successors) in such proportions. Notwithstanding the foregoing, such apportionment of liability shall also take into account the extent to which the Company’s imputed underpayment was modified by adjustments under Section 6225(c) of the Code (to the extent approved by the IRS) and attributable to (A) a particular Member’s tax classification, tax rates, tax attributes, the character of tax items to which the adjustment relates, and similar factors, or (B) the Member’s filing of an amended return for the Member’s taxable year that includes the end of the Company’s reviewed year and payment of required tax liability in a manner that complies with Section 6225(c)(2) of the Code. To the extent an imputed underpayment results from the reallocation of the distributive share of any Company tax item from one Member to another, the Member(s) whose shares of any item of income or gain are increased, or whose shares of any item of loss, deduction or credit are decreased, shall be treated as bearing the economic burden of such imputed underpayment.

(2)
The Managers shall, in consultation with the Accountants, determine an apportionment of the Partnership Audit Payments among the Member and former Member and shall notify such Persons as soon as reasonably practicable of its determination and the facts and analysis supporting such determination after which each such Person shall remit any amounts due to the Company within 15 days thereafter.

(3)
The Company, at the direction of the Managers, shall apply any distributions, fees or other amounts payable under this Agreement to any Member or any Affiliate of such Member to offset any payments due to the Company from such Member pursuant to this Section 3.4(b).

(c)
The provisions of this Section 3.4 shall survive the termination or dissolution of the Company or the termination of any Member’s interest in the Company and shall remain binding on the Members for as long of a period of time as is necessary to resolve with any taxing authorities any and all matters regarding the United States federal income tax matters of the Company, its Member or former Members.

(d)
The Members hereby consent to any amendments to this Section 3.4 that the Mangers determine are reasonably necessary and appropriate to address additional guidance provided in Treasury Regulations or other IRS guidance relating to Sections 6221-6231 of the Code, or to take into account subsequently enacted amendments to such sections of the Code.

Section 3.5    Indemnification of Members. The Company hereby agrees to indemnify, defend and hold harmless the Members (and their respective Affiliates, directors, officers, fiduciaries, employees and agents) from and against all demands, claims, losses, causes of action or damage or suits of any nature whatsoever arising from any actions or decisions performed or made by any Member (including those constituting negligence) (and its Affiliates, directors, officers, fiduciaries, employees and agents) in connection with the business of the Company provided that the indemnitee acted in good faith and reasonably believed any action or decision was in the best interests of the Company, did not constitute a breach of any express provision of this Agreement, and did not constitute gross negligence or willful misconduct. This indemnification shall include, without limitation, payment of reasonable attorneys’ fees and other expenses incurred in connection with the defense of any claim or proceeding based on any such action or decision, which attorneys’ fees and expenses shall be paid as incurred. If any payments are due pursuant to this Section 3.5 (when a distribution to Members is to be made pursuant to Article VII), such payments hereunder shall be made before such distributions shall be made.
Section 3.6    Property Manager. The lease-up and day-to-day property management of the Project shall be performed by the Property Manager pursuant to the Property Management Agreement (after the execution thereof). The Company shall cause the Property Owner to execute the Property Management Agreement on or about the Construction Loan Closing Date and shall cause the Property Owner to pay the Property Manager or its Affiliate the Lease-Up Fee and Property Management Fee pursuant to the terms contained in the Property Management Agreement.
Section 3.7    Construction Loan. The Managers shall use commercially reasonable efforts to cause the Property Owner to obtain a Construction Loan in an amount to be determined by the Managers, all on such terms and conditions as determined by the Managers. If required by Lender, Investor or an Affiliate of Investor shall guaranty such Construction Loan, provided that in consideration thereof, the Property Owner shall pay Investor or its Affiliate on the Construction Loan Closing Date a fee in an amount equal to 3% of the amount of the Construction Loan on the Construction Loan Closing Date.
Section 3.8    Permanent Loans. The Managers shall use commercially reasonable efforts to cause the Property Owner to obtain a permanent loan to refinance the Construction Loan (the “Permanent Loan”) in an amount and at such time to be determined by the Managers, all on such terms and conditions as determined by the Managers. If required by Lender, Investor or an Affiliate of Investor shall guaranty the Permanent Loan, provided that in consideration thereof, the Property Owner shall pay Investor or its Affiliate on the Permanent Loan Closing Date a fee in an amount equal to 3% of the amount of the Permanent Loan on the closing of the Permanent Loan. The terms and provisions of this Section 3.8 shall apply to each Permanent Loan provided that the principal amount of each Permanent Loan after the Permanent Loan may be in such lesser or greater amounts as determined by the Managers.
Section 3.9    Indemnification and Reimbursement of Guarantors. If a Guarantor suffers Guaranteed Losses under a Guaranty or Environmental Indemnity arising from or relating to: (i) a breach by a Member or its Affiliates (including an Affiliate Guarantor) of their obligations set forth in this Agreement (excluding any obligation to contribute Additional Capital Contributions), or (ii) any fraud, bad faith, willful misconduct, intentional misrepresentation or gross negligence of or by a Member or its Affiliates (including an Affiliate Guarantor) (in either clause (i) or (ii), a “Breaching Member”), then such Breaching Member shall be responsible for the entirety of such Guaranteed Losses and shall indemnify, defend and hold harmless the Company, the other Members (each a “Non-Breaching Member”), and their successors and assigns, from any liability arising from or relating to any of the matters described in any of the foregoing clauses (i) or (ii), including all costs and expenses incurred relating thereto, and shall pay the Company or the Guarantor 100% of such Guaranteed Losses. If the Breaching Member fails to pay for such Guaranteed Losses as a result of the actions set forth in the foregoing clauses (i) or (ii), and the Non-Breaching Member contributes or pays 100% or any portion of the amount of any Guaranteed Loss to the Company or to the Guarantor, then the Breaching Member shall pay 100% of such amounts paid by such Non-Breaching Member on account of Guaranteed Losses directly to the Non-Breaching Member. If the Breaching Member fails to pay such amounts to the Non-Breaching Member, then any such payment made by the Non-Breaching Member shall be deemed an Additional Capital Contribution by the Non-Breaching Member, and the Breaching Member’s failure to contribute shall be governed by Section 5.1(c), except that the Non-Breaching Member’s Additional Capital Contribution on account of such Guaranteed Losses shall be deemed to be 150% of the actual amount of the such Guaranteed Losses for purposes of recalculating the Sharing Ratios under Section 5.1(c), and the Breaching Member shall have no Approval rights under Section 3.2 or elsewhere in this Agreement. Notwithstanding the dilution of Breaching Member’s Sharing Ratio and the loss of Approval rights, the Breaching Member’s indemnification obligations contained in this Section 3.9 for any additional Guaranteed Losses in excess of the actual amount paid by the Non-Breaching Member shall survive. If either Member contributes to the Company all or any portion of any Guaranteed Losses as a result of the matters described clause (i) or (ii), the Company shall promptly reimburse the Guarantor for such Guaranteed Losses.
Section 3.10    REIT Compliance. The Company shall at all times conduct its business activities and operations (and shall cause any entity in which the Company owns a direct or indirect interest to conduct its business activities and operations) so that if the Company were otherwise treated as a REIT for federal income tax purposes, the Company would satisfy the “95% of gross income test” set forth in Code Section 856(c)(2), the “75% of gross income test” set forth in Code Section 856(c)(3) and the “asset tests” set forth in Code Section 856(c)(4) , and not incurring “impermissible tenant service income” set forth in Code Section 856(d)(7). The Company shall refrain from taking any action (and shall not permit any entity in which the Company owns a direct or indirect interest to take any action) which (i) could adversely affect the status of any direct or indirect owner of Investor as a REIT, or (ii) could result in the imposition of any tax under Code Section 857 or Code Section 4981 on any direct or indirect owner of Investor. In addition, the Company shall not sell, assign or otherwise transfer of any asset (and shall not permit any entity in which the Company owns a direct or indirect interest to sell, assign or transfer any asset) unless the Company shall have received advice from counsel to the Company that such sale, assignment or transfer would not constitute a “prohibited transaction” within the meaning of Code Section 857(b)(6)(B)(iii).
Section 3.11    REOC. The Company will operate in a manner that will allow CROP to qualify as a real estate operating company within the meaning of the U.S. Department of Labor regulations located at 29 C.F.R. Section 2510.3-101.

ARTICLE IV
ACCOUNTING
Section 4.1    Tax Returns. The Tax Matters Person shall prepare (or cause to be prepared) tax returns for the Company. Each return and other statement to be filed by the Company with the U.S. Internal Revenue Service or any other taxing authority shall be prepared at the direction of the Managers. Each of the Members shall, in its respective income tax return and other statements filed with the U.S. Internal Revenue Service, report taxable income or loss in accordance with the Company returns and statements.
Section 4.2    Fiscal Year. The Fiscal Year of the Company shall be the year ending December 31.
Section 4.3    Accountants; Tax Preparer. The initial Auditor shall be designated and engaged by the Managers as provided in Section 1.1. The initial Tax Preparer shall be designated and engaged by the Managers as provided in Section 1.1. Only the Managers shall have the right to change the Tax Preparer and the Auditor.
Section 4.4    Company Books. Proper books of account shall be kept for the Company on an accrual basis in accordance with accounting standards designated by the Managers from time to time.
Section 4.5    Tax Elections. All elections required or permitted to be made by the Company under the Code, including the election of methods of depreciation, shall be timely determined by the Tax Matters Person, and shall be made by the Tax Matters Person in accordance with said timely determination. The Tax Matters Person shall make an election pursuant to Section 709 of the Code for the deduction or amortization of its organizational expenses. The Tax Matters Person may cause the Company to make an election under Section 754 of the Code.
Section 4.6    Company Funds. The funds of the Company will be kept in such banking and other accounts as selected by the Managers and withdrawals shall be made only in the regular course of Company business and as otherwise authorized in this Agreement. Withdrawals from any account will be made on the manual or facsimile signature of one or more individuals designated by the Managers. There shall be no commingling of the assets of the Company with the assets of any other Person. At no time shall any Company funds be advanced or loaned to any Member (or any of their respective Affiliates) without the prior written consent of all Members, which may be withheld in any such Member’s sole and absolute discretion.
Section 4.7    Appraisal of Project. Investor shall have the right to obtain an appraisal of the Project on an annual basis. Such appraisals shall be made by an M.A.I. appraiser at the expense of Investor and may be obtained more frequently if required by applicable law or governmental regulation, but any more than one such Appraisal a Fiscal Year shall be paid by Investor.
Section 4.8    Manager Reporting Obligations. The Managers shall create, prepare, and maintain the books and records for the Company in accordance with the requirements in this Section 4.8 and shall work with the Auditor in the preparation of the following documents. The Managers shall prepare (or cause to be prepared) the following documents for the Company to be delivered to the Members as follows (no failure by a Manager to perform in accordance with the following shall be deemed a default by such Manager hereunder):

(a)	Prior to Completion, a Manager shall create, obtain and deliver to the Members such financial statements and reports as deemed appropriate by such Manager.

(b)
Commencing upon Completion, on a semi-annual basis, within 60 days of June 30th and within 120 days of the end of the Fiscal Year (or such other, later time designated by the Managers) for the preceding six months, the following, unaudited, but all in reasonable detail and certified to be correct in all material respects by such Manager:

(1)	Statement of Net Assets (Balance Sheet) prepared on an accrual basis using a Manager’s Real Estate’s standard accounting software;

(2)	Statement of Operations prepared on an accrual basis;

(3)	Such interim financial statements, reports and other information as Investor may reasonably request with regard to the Company or the Project; and

(4)	Trial balance sheet.

(c)
Commencing upon Completion, on an annual basis within 120 calendar days after each Fiscal Year (or such other, later time designated by a Manager): all information of the Company to the extent necessary to prepare tax returns or to show any income, distributions, payments, deductions, or expenses related to or arising out of the ownership of the Property Owner.

ARTICLE V
CAPITAL
Section 5.1    Capital Contributions.

(a)	Sugar House’s Equity Contributions and Investor Equity Contributions.

(1)	Sugar House’s Initial Equity Contribution on the Closing Date. On the Closing Date, Sugar House shall contribute Sugar House’s Initial Contribution.

(2)	Investor’s Initial Equity Contribution. On the Closing Date, Investor shall contribute Investor’s Initial Equity Contribution.

(b)	Additional Capital Contributions. A Manager shall call for Additional Capital Contributions to the Company under this Section 5.1(b) when such Manager determines in its reasonable discretion, and without Approval of the Members. Subject to the provisions of this Section 5.1(b) and Section 5.1(d) below, the Members shall contribute such Additional Capital Contributions in cash in proportion to their Sharing Ratios within 10 days after the Manager’s call therefor.

(c)
Accounts. Sugar House’s Equity Contributions Account and Capital Account shall be increased by each Equity Contribution made by Sugar House pursuant to Section 5.1(a) and Section 5.1(b). Investor’s Equity Contributions Account and Capital Account shall be increased by each Equity Contribution made by Investor pursuant to Section 5.1(a) and Section 5.1(b).

(d)
Failure to Contribute. In the event that any Member (a “Noncontributing Member”) shall fail to contribute any portion of its Additional Capital Contribution required pursuant to Section 5.1(a) or Section 5.1(b), then, as to each such default, the other Member (the “Contributing Member”) may take any of the following actions, in its sole discretion and as its sole and exclusive remedy: (i) fund only its share of the Additional Capital Contribution, (ii) demand return of its Additional Capital Contribution, or (iii) cause a Deficit Loan Lender to advance directly to the Company the portion of the Additional Capital Contribution not advanced to the Company (the “Deficiency”). In such event, the sum of the Additional Capital Contribution made by or on behalf of the Contributing Member and the Deficiency shall be treated as a loan to the Company by the Deficit Loan Lender as provided in subsection (A) below (a “Deficit Loan”) and at any time after 30 days after the making of the Deficit Loan the Contributing Member may elect to convert the Deficit Loan into an Equity Contribution as provided in subsection (B) below.

(A)    If the Deficit Loan Lender elects to make a Deficit Loan to the Company as provided above: (i) the amount of the Deficit Loan so advanced shall be directly advanced to the Company by the Deficit Loan Lender as a loan bearing interest at a rate equal to the lower of (1) the Default Rate or (2) the highest interest rate allowable with respect to such loan under applicable law, compounded monthly, and shall be due and payable (unless the amount of the Deficit Loan is repaid pursuant to subsection (B) below) from Operating Cash Flow and Extraordinary Cash Flow prior to any distributions to the Members pursuant to Section 7.3. Any payments on a Deficit Loan shall be credited first to any interest then due on the loan with the balance of such distributions to be credited against the outstanding principal balance of such loan.
(B)    In the event the Deficit Loan Lender elects to make a Deficit Loan, the Noncontributing Member shall have the right to repay the amount of the Deficit Loan corresponding to the Deficiency and all accrued interest thereon during the period of 30 days following the making of the Deficit Loan, and if the Deficit Loan Lender is other than the Contributing Member, the Contributing Member shall repay the portion of the Deficit Loan corresponding to the Contributing Member’s Additional Capital Contribution and all interest accrued thereon (“Contributing Member’s Portion”) within 15 days after payment by the Noncontributing Member. If the Deficit Loan is so repaid, the Members shall be treated as having made their Additional Capital Contributions (excluding credit for any interest accrued and repaid by the Noncontributing Member). If the Deficit Loan is not so retired by the Noncontributing Member, the Contributing Member may elect at any time after the period of 30 days following the making of the Deficit Loan, to (i) cause the Deficit Loan and all interest accrued thereon to be repaid if the Deficit Loan Lender is other than the Contributing Member, and credit such payment as an Equity Contribution of the Contributing Member, or (ii) convert the equivalent amount of the Deficit Loan and accrued interest into an Equity Contribution (each (i) or (ii), a “Deficit Loan Capital Contribution”). Upon the making of a Deficit Loan Capital Contribution, the Sharing Ratios of each of the Members shall be recalculated as follows: each Member’s Sharing Ratios shall be adjusted to a percentage obtained by dividing (1) such Member’s aggregate Equity Contributions as of such date under this Agreement (taking into account any such Deficit Loan Capital Contribution) by (2) the total amount of the Equity Contributions as of such date by all Members under this Agreement, provided that for the purposes of such recalculations, the Equity Contributions of the Contributing Member on account of any Deficit Loan and accrued interest corresponding to the Deficiency shall be deemed to be 200% of the actual amounts of the Deficit Loan and accrued interest corresponding to the Deficiency.

(e)
Benefit of Obligations. Any obligation of the Members to make capital contributions hereunder shall not inure to the benefit of any Person other than the Company and the Members. The right to make calls for Additional Capital Contributions may only be exercised by either Manager.

(f)	Company Borrowings. If the Company incurs any costs, expenses or charges that it does not have sufficient funds to satisfy, then either Manager may seek to borrow the equivalent of such expenses.

(g)
Withdrawal of Capital. Except as specifically provided herein, no Member may withdraw capital from the Company without the Approval of all Members. To the extent any monies that any Member is entitled to receive pursuant to Article VII or any other provision of this Agreement would constitute a return of capital, each of the Members hereby consents to the withdrawal of such capital.

(h)
Member Loans. Except as provided in Section 5.1(b), no Loan shall be made by a Member to the Company without the prior Approval of the Managers or if any Loan would cause any direct or indirect member in Investor to be treated as holding a security described in Section 856(c)(4)(B) of the Code. Loans by any Member to the Company shall not be considered contributions to the capital of the Company and shall not increase the Capital Account of the lending Member. The Members shall cooperate to structure any Loan made by Investor to the Company to qualify as a “real estate asset” under Section 856(c)(5)(B) of the Code, and the interest thereon to qualify under Section 856(c)(2)-(3) of the Code.

(i)
Costs. Each Member shall be solely responsible for all out-of-pocket costs and expenses, including attorneys’ fees, in connection with this Agreement and the formation of the Company, incurred by such Member, its Affiliates or agents prior to and including the Effective Date. All reasonable third-party attorneys’ fees and out-of-pocket expenses incurred by each Member or its Affiliates in connection with Property Owner’s acquisition of the Land, including in connection with the negotiation of the PSA (collectively, the “Acquisition Costs”), and all other out-of-pocket costs and expenses after the Effective Date shall be shared by the Members pro rata in accordance with their Sharing Ratios. The Members shall mutually agree upon the Acquisition Costs within 30 days following the Closing Date.

Section 5.2    No Further Capital Contributions. Except as expressly provided herein, the Members shall not be required to contribute additional capital to the Company.
Section 5.3    Deficit Capital Accounts. If, upon distribution of liquidation proceeds, any Member has a deficit in its Capital Account, such Member shall not be required to restore such deficit amount to the Company, and no Member shall have any liability to make any contribution to any Member or the Company for any deficit balance that may exist in such Member’s Capital Account at any time; provided that this provision shall not prevent the Company from requiring the return of any distributions that were not made in accordance with this Agreement or that are required to be returned by Delaware law.
ARTICLE VI
ALLOCATIONS
Section 6.1    Allocation of Net Profit and Net Loss. Except as otherwise provided in this Agreement, Net Profit and Net Loss of the Company shall be allocated between the Members in a manner such that, after giving effect to the special allocations set forth in Section 6.3 and Section 6.4, the Capital Account of each Member, immediately after making such allocation, is, as nearly as possible, equal (proportionately) to (i) the distributions that would be made to such Members pursuant to Section 7.3 (other than Section 7.3(a) and Section 7.3(b)) if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Book Value, all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the Book Value of the assets securing such liability), and the net assets of the Company were distributed in accordance with

Section 7.3 to the Members immediately after making such allocation, minus (ii) such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets.
Section 6.2    Allocations of Profits or Losses for the Taxable Year of Liquidation of the Company. Notwithstanding the other provisions of this Article VI (other than Section 6.8), the Net Profit (or items thereof) or Net Loss (or items thereof) of the Company for the taxable year of liquidation of the Company shall be allocated (and such allocations shall be taken into account in determining the final liquidating distributions of the Company), to the extent possible, in a manner such that the Capital Account of each Member immediately prior to the final liquidating distribution is equal to the amount that would be distributable to such Member under Section 7.2 hereof by reference to Section 7.3(e). To the extent that the Capital Account of a Member is not equal to the amount that would be distributable to such Member under Section 7.2 hereof (other than Section 7.3(a) and Section 7.3(b)), income gain, loss, deduction or credit or items thereof, for the year of liquidation and, if necessary for prior years, to the extent allowed by law, will be allocated in such a manner so that the Capital Account of the Member is equal to the amount that would be distributable to such Member under Section 7.2 hereof by reference to Section 7.3(e).
Section 6.3    Limitation on Allocation of Net Loss. Notwithstanding the provisions of Section 6.1 hereof, if the amount of Net Loss for any Adjustment Period that would otherwise be allocated to a Member under Section 6.1 hereof would cause or increase an Adjusted Capital Account Deficit of such Member as of the last day of such Adjustment Period, then a proportionate part of such Net Loss, equal to such excess shall be allocated to the other Member (except to the extent such allocation would cause the other Member to have an Adjusted Capital Account Deficit), and the remainder of such Net Loss, if any, shall be allocated to such Member.
Section 6.4    Special Allocations. The following special allocations shall be made in the following order before allocations of Net Profit or Net Loss are made:

(a)
Minimum Gain Chargeback. Notwithstanding any other provision of this Agreement to the contrary, if in any Adjustment Period there is a net decrease in Company Minimum Gain, then each Member shall first be allocated items of Gross Income for such Adjustment Period (and, if necessary, subsequent Adjustment Periods) in an amount equal to the portion of such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g), that is attributable to the disposition of Company property subject to one or more nonrecourse liabilities of the Company that are not Member Nonrecourse Debts; provided, however, if there is insufficient Gross Income in an Adjustment Period to make the above allocation for all Members for such Adjustment Period, the Gross Income shall be allocated between the Members in proportion to the respective amounts they would have been allocated had there been an unlimited amount of Gross Income for such Adjustment Period.

(b)	Minimum Gain Chargeback for Member Nonrecourse Debt. Notwithstanding any other provision of this Agreement to the contrary other than Section 6.4(a), if in any Adjustment Period there is a net decrease in Member Nonrecourse Debt Minimum Gain, then each Member shall first be allocated items of Gross Income for such Adjustment Period (and, if necessary, subsequent Adjustment Periods) in an amount equal to the portion of such Member’s share of the net decrease in such Minimum Gain during such Adjustment Period (as determined in accordance with Regulations Section 1.704-2(i)) attributable to the disposition of Company property subject to one or more Member Nonrecourse Debts; provided, however, if there is insufficient Gross Income in an Adjustment Period to make the above allocation for all Members for such year, the Gross Income shall be allocated among the Members in proportion to the respective amounts they would have been allocated had there been an unlimited amount of Gross Income for such Adjustment Period.

(c)
Qualified Income Offset. After application of Section 6.4(a) and Section 6.4(b), if in any taxable year a Member unexpectedly receives any adjustment, allocation or distribution described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6) of the Regulations, and if the Member has an Adjusted Capital Account Deficit, items of Gross Income shall be allocated to the Member in the amount and in the manner sufficient to eliminate such Adjusted Capital Account Deficit as quickly as possible; provided, however, that an allocation pursuant to this Section 6.4(c) shall be made only if and to the extent that the Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article VI have been tentatively made as if this Section 6.4(c) were not in this Agreement.

(d)
Gross Income Allocation. In the event a Member has a deficit Capital Account at the end of any Adjustment Period that is in excess of the sum of (i) the amount the Member is obligated to restore to the Company pursuant to any provision of this Agreement, (ii) the amount that the Member is deemed to be obligated to restore to the Company pursuant to Section 1.704-1(b)(2)(ii)(c) of the Regulations, and (iii) the amounts that the Member is deemed to be obligated to restore to the Company pursuant to Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations, items of Gross Income will be allocated to the Member in the amount and in the manner sufficient to eliminate such deficit as quickly as possible; provided, however, that an allocation under this Section 6.4(d) will be made only if and to the extent that the Member would have an Adjusted Capital Account Deficit in excess of such sum after all other allocations provided for in this Article VI have been tentatively made as if Section 6.4(c) and this Section 6.4(d) were not in this Agreement.

(e)	Company Nonrecourse Deductions. Company Nonrecourse Deductions for any Adjustment Period shall be allocated among the Members in proportion to their respective Sharing Ratios.

(f)
Member Nonrecourse Deductions. Member Nonrecourse Deductions for any Adjustment Period or other period shall be allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable.

Section 6.5    Curative Allocations. In the event that any Gross Income, Net Profit (or items thereof), or Net Loss (or items thereof) are allocated pursuant to Section 6.3 and Section 6.4 subsequent Gross Income, Net Profit (or items thereof), or Net Loss (or items thereof) will first be allocated (subject to Section 6.3 and Section 6.4) to the Members in a manner that will result in each Member having a Capital Account balance equal to that which would have resulted if the original allocation of Gross Income, Net Profit (or items thereof), Net Loss (or items thereof) or deductions pursuant to Section 6.3 or Section 6.4 had not occurred; provided, however, no allocations pursuant to this Section 6.5 that are intended to offset allocations pursuant to Section 6.4(a) or Section 6.4(b) shall be made prior to the taxable year during which there is a net decrease in Member Nonrecourse Debt Minimum Gain or Company Minimum Gain, and then only to the extent necessary to avoid any potential economic distortions caused by such net decrease in Member Nonrecourse Debt Minimum Gain or Company Minimum Gain, and no such allocation pursuant to this Section 6.5 shall be made to the extent that the Members reasonably determine that it is likely to duplicate a subsequent mandatory allocation pursuant to Section 6.4(a) or Section 6.4(b).
Section 6.6    Tax Allocations – Code Section 704(c). In accordance with Code Section 704(c) and the related Regulations, income, gain, loss and deduction with respect to any property contributed to the capital of the Company will be allocated, solely for tax purposes, among the Members so as to take account of any variation between the adjusted basis to the Company of the property for federal income tax purposes and the Book Value of the property. Any elections or other decisions relating to allocations under this Section 6.6 will be made in any manner that the Members determine reasonably reflects the purpose and intention of this Agreement. Allocations under this Section 6.6 are solely for purposes of federal, state and local taxes and will not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Profit, Net Loss or other items or distributions under any provision of this Agreement.
Section 6.7    Other Allocation Rules. For purposes of determining the Net Profit, Net Loss, or any other item allocable to any period, Net Profit, Net Loss, and any such other item shall be determined on a daily, monthly, or other basis, as determined by the Managers, using any permissible method under Section 706 of the Code and the Regulations thereunder.
Section 6.8    Compliance with Code Section 704(b). It is the intent of the Members that the allocations of Net Profit, Net Loss and items thereof are in accordance with the “partners’ (i.e., the Members) interests in the partnership (i.e., the Company)” within the meaning of Section 704 of the Code and the Regulations or similar authority promulgated thereunder. The allocations set forth herein shall be interpreted consistently with the foregoing intent, and shall be amended, if necessary, in order to accomplish this purpose.
Section 6.9    Tax Withholding. The Company shall be authorized to pay, on behalf of any Member, any amounts to any federal, state or local taxing authority, as may be necessary for the Company to comply with tax withholding provisions of the Code or of any applicable state or local tax laws, rules or regulations. To the extent the Company pays any such amounts that it may be required to pay on behalf of a Member, such amounts shall be treated as a cash distribution to such Member and shall reduce the amount of Operating Cash Flow or Extraordinary Cash Flow, as applicable, otherwise distributable to such Member.
ARTICLE VII
DISTRIBUTIONS
Section 7.1    Definitions.

(a)
Operating Cash Flow Defined. The cash flow available for distribution by the Company with respect to operations (“Operating Cash Flow”) for any Fiscal Year shall mean the amount by which gross cash receipts from operations (excluding cash proceeds from Capital Transactions) of the Company during such Fiscal Year exceed the aggregate of (i) all operating costs and expenses of the Company paid in cash during such Fiscal Year (without deduction for any charge for cost recovery, depreciation or other expenses not paid in cash), (ii) any amounts that the Company requires for working capital, and not to exceed four months of annual operating expenses provided in the Operating Budget, (iii) the amount of any reserves as reasonably determined by the Managers, and (iv) any indemnity payments made by the Company pursuant to Section 3.5. Any amounts previously set aside as reserves shall be additions to Operating Cash Flow when such reserves are no longer necessary to the proper conduct of the affairs of the Company as reasonably determined by the Managers. For the purpose of computing Operating Cash Flow, (1) to the extent any accrual for taxes exceeds the credit given to a purchaser on a sale of the Project, such excess shall be considered an addition to Operating Cash Flow, (2) to the extent the Company receives any refund of insurance premiums as a result of the termination of any coverage upon a sale of the Project, such refund shall be considered an addition to Operating Cash Flow, and (3) upon a sale of the Project, a determination shall be made of the amount of all forfeited security deposits that shall be an addition to Operating Cash Flow to the extent not previously included in Operating Cash Flow.

(b)
Extraordinary Cash Flow Defined. “Extraordinary Cash Flow” shall mean the cash proceeds (including any applicable condemnation, insurance, financing and refinancing proceeds) realized by the Company as a result of a Capital Transaction, increased by the cash interest payments received on such proceeds, decreased by the sum of the following: (i) the amount of such proceeds used, set aside or committed by the Company for restoration and repair of the Project; (ii) any additions to the reserve for taxes and insurance premiums or for reserves to discharge, in the case of sale, post-closing obligations; (iii) any expenses, costs or liabilities incurred by the Company in effecting or obtaining any such Capital Transaction or the proceeds thereof

(including, without limitation, attorneys’ fees, accountants’ fees, court costs, brokerage fees, commissions, recording fees, transfer or mortgage taxes, and loan fees and expenses), (iv) any required debt payments, all of which expenses, costs and liabilities shall be paid from the gross amount of such cash proceeds to the extent thereof, and (v) any indemnity payments made by the Company pursuant to Section 3.5 that are not paid from gross cash receipts from operations and considered in Section 7.1(a)(v).
Section 7.2    Distributions of Operating Cash Flow and Extraordinary Cash Flow. Except as provided in Section 7.3, Operating Cash Flow shall be distributed by the Company on the 10th business day of each month in the following order of priority after any priority distributions described in Section 3.5:

(a)
To the payment of creditors of the Company (excluding Members or their Affiliates) if, but only if, the debt of such creditors is then due and payable pursuant to its terms or to prepay such creditor debt;

(b)
To the payment of accrued and unpaid interest on any Loans made by the Members or their Affiliates to the Company, to the extent such Loans are permitted hereunder, pro rata in the ratio of the accrued and unpaid interest, and, second, to the payment of principal on any Loans made by the Members or their Affiliates to the Company to the extent such Loans are permitted hereunder pro rata in the ratio of the outstanding balances of such Loans;

(c)
To the Members in proportion to their accrued but undistributed First Preferred Return, until the Members have been distributed an amount equal to their accrued but undistributed First Preferred Return;

(d)	To the Members pro rata in accordance their respective Equity Contribution Account balance, until the balance of each Member’s Equity Contributions Account is zero;

(e)
25% to Sugar House and 75% to the Members in proportion to their accrued but undistributed Second Preferred Return, until the Members have been distributed an amount equal to their accrued but undistributed Second Preferred Return.

(f)
35% to Sugar House and 65% to the Members in proportion to their accrued but undistributed Third Preferred Return, until the Members have been distributed an amount equal to their accrued but undistributed Third Preferred Return; and

(g)	Thereafter, 50% to Sugar House and 50% to the Members in proportion to Sharing Ratios.

Section 7.3    Distributions in Liquidation. Subject in all cases to the Act, including Section 18-804 thereof, except as provided in Section 3.4(a), distributions in connection with the liquidation and winding up of the Company shall be made in the following order of priority:

(a)	To the reasonable expenses incurred in dissolution and termination;

(b)
To the payment of creditors of the Company (including Members or their Affiliates), other than secured creditors whose obligations will be assumed or otherwise transferred on a liquidation of the Company property or assets, and to the establishment of and reserve for contingent or unmatured liabilities of the Company as the Managers determine are reasonable, any such reserve to be returned and distributed as provided in this Section 7.3 at such time as the Managers determine it is no longer required;

(c)
To the payment of accrued and unpaid interest on any Loans made by the Members or their Affiliates to the Company, to the extent such Loans are permitted hereunder, pro rata in the ratio of the accrued but unpaid interest;

(d)
To the payment of principal on any Loans made by the Members or their Affiliates to the Company, to the extent such Loans are permitted hereunder, pro rata in the ratio of the outstanding balances of such Loans; and

(e)	In accordance with the provisions of Section 7.2(c) and Section 7.2(g).
Section 7.4    In-Kind Distribution. Except as otherwise provided herein, assets of the Company (other than cash) shall not be distributed in kind to the Members unless Approved by the Managers. If any assets of the Company are distributed to the Members in kind, such assets shall be valued on the basis of the fair market value thereof on the date of distribution, and any Member entitled to any interest in such assets shall receive such interest as a tenant-in-common with the other Member. The fair market value of such assets shall be determined by an independent appraiser Approved by the Managers.
Section 7.5    Make-Well. If it is determined, that the aggregate amount of distributions made to a Member exceeds the distributions such Member was actually entitled to receive hereunder, either because of a computational error or an adjustment in fees received by the Company (an “Excess Distribution”), an amount equal to such Excess Distribution shall be paid to the Company by the Member that received such Excess Distribution, as determined by the Managers, within 10 days after written notice from the Managers of such Excess Distribution. In the event that a Member fails to make all or any portion of a return of distributions as required by this Section in the allotted 10-business day period, the Company shall be entitled immediately (or later, at the sole discretion of the Managers): (a) to the extent not otherwise recovered by the Company, to recover from the such Member its Excess Distribution, together with interest at the lower of the highest rate allowed by applicable law and the Default Rate, and any collection costs and attorneys’ fees and expenses relating thereto, and/or (b) to set-off from any distributions hereunder otherwise due to such Member all amounts described in Section 7.5(a). The obligations in this Section shall survive the liquidation and termination of the Company.

ARTICLE VIII
TRANSFER OF MEMBERSHIP INTERESTS
Section 8.1    Restrictions on Transfer of Membership Interests.

(a)
Except as expressly provided for in this Agreement, no Member may, without the consent of the other Member (which consent may be withheld in the sole discretion of the other Member), sell, convey, transfer, assign, mortgage, pledge, hypothecate or otherwise encumber in any way, directly or indirectly through the ownership of an interest in such Member (hereinafter referred to as a “transfer”) all or any portion of its Membership Interest or any interest it may have in any property of the Company or withdraw or retire from the Company. Any such attempted transfer, withdrawal or retirement not permitted hereunder shall be null and void. In no event shall a Member have any rights to distributions pursuant to § 18-604 of the Act without the other Member’s Approval.

(b)
Notwithstanding anything to the contrary in this Agreement, at law or in equity, no Member shall transfer or otherwise deal with any Membership Interest or allow a transfer of any direct or indirect ownership interest in such Member in a way that would cause a default under any agreement to which the Company is a party or by which it is bound.

Section 8.2    Permitted Transfers by Investor. With the consent of Sugar House, (a) Investor may transfer all or any portion of its Membership Interest to (i) any Affiliate of Investor, including, but not limited to Cottonwood Multifamily Opportunity Fund O.P., LP and Cottonwood Multifamily Opportunity Fund, Inc., or (ii) an entity whose management committee is comprised of the same management committee that manages Investor, (b) any member of Investor may transfer all or any portion of its membership interest in Investor to an Affiliate of Investor, and (c) any Person that owns an indirect interest in Investor may transfer all or any portion of such indirect interest.
Section 8.3    Permitted Transfers by Sugar House. With the consent of Investor, (a) Sugar House may transfer all or any portion of its Membership Interest to (i) any Affiliate of Sugar House, or (ii) an entity whose management committee is comprised of the same management committee that manages Sugar House, (b) notwithstanding Section 8.2 of the Sugar House JV Agreement, CW Sugar House JV GP, LLC may transfer all or any portion of its membership interest in Sugar House to an Affiliate of CW Sugar House JV GP, LLC, or (c) any Person that owns an indirect interest in Sugar House may transfer all or any portion of such indirect interest. Notwithstanding the foregoing, Sentinel Real Estate Services, LLC may, without the consent of Investor, transfer all or any portion of its Membership Interest in Sugar House in accordance with Section 8.3 of the Sugar House JV Agreement.
Section 8.4    Admission of Transferee as Substituted Member. Upon compliance with the provisions of Section 8.4, any permitted transferee of a Membership Interest (who is not already a Member) pursuant to Section 8.1 or Section 8.2 shall be admitted to the Company as a substituted Member under this Agreement; provided that no Person may be admitted to the Company as a

Member without either (a) the written consent of each Member or, (b) if such Person is a transferee of a Membership Interest pursuant to Section 8.2 upon compliance with the provisions of Section 8.4.
Section 8.5    General Transfer Provisions. All transfers shall (a) be by instruments in form and substance reasonably satisfactory to counsel for the Company, (b) shall contain an obligation by the assignee to accept and assume all of the terms and provisions of this Agreement, as the same may have been amended, and (c) shall provide for the payment by the assignor of all reasonable expenses incurred by the Company in connection with such assignment, including but not limited to the necessary amendments to this Agreement to reflect such transfer. The transferor shall execute and acknowledge all such instruments, in form and substance reasonably satisfactory to the Company’s counsel, as may be reasonably deemed necessary or desirable to effectuate such transfer. In no event shall the Company dissolve or terminate upon the admission of any Member to the Company or upon any permitted assignment of a Membership Interest by any Member. To the fullest extent permitted by law, each Member hereby waives its right to dissolve, liquidate or terminate the Company in such event. In the event of any transfer pursuant to this Article VIII, the Membership Interest so transferred shall remain subject to all restrictions and rights contained in this Article VIII.
Section 8.6    Tax Allocations and Cash Distributions. If a Membership Interest is transferred, the Gross Income, Net Profit or Net Loss or other items of income, gain, loss or deduction allocable to the holder of such Membership Interest for the then Fiscal Year shall be allocated proportionately between the transferor and the transferee based upon the number of days during such Fiscal Year for which each party was the owner of the transferred Membership Interest or as such transferee and transferor may otherwise agree between them.
ARTICLE IX
TERMINATION OF THE COMPANY
Section 9.1    Events of Dissolution. The Company shall dissolve as provided in Section 2.6; provided the Company shall not be dissolved but shall continue if the Company is continued pursuant to the Act.
Section 9.2    Effect of Dissolution. Upon dissolution of the Company pursuant to Section 9.1, the Company shall not terminate but shall continue solely for the purposes of winding-up its affairs and liquidating all of the assets owned by the Company (until all such assets have been sold or liquidated) and collecting the proceeds from such sales and all receivables of the Company until the same have been collected or written off as uncollectible. Upon dissolution, the Company shall engage in no further business thereafter other than that necessary to cause the Project to be operated on an interim basis and for the Company to collect its receivables, liquidate its assets and pay or discharge its liabilities all in accordance with the Act, this Agreement and applicable law.
Section 9.3    Sale of Assets by Liquidating Trustee. Upon dissolution of the Company, the “Liquidating Trustee” shall proceed diligently to wind up the affairs of the Company and distribute its assets in accordance with the Act and this Agreement. The Liquidating Trustee shall be Investor or, if Investor declines such role, another Person appointed by the Managers. The

Liquidating Trustee shall promptly after dissolution obtain an appraisal of the assets of the Company by a real estate appraiser who is a member of the American Institute of Real Estate Appraisers and selected by the Liquidating Trustee. All of the assets of the Company, if any, other than cash, shall be offered promptly for sale upon such terms as the Liquidating Trustee shall reasonably determine, using the above appraisal as a guide. The decision to accept or reject an offer to purchase assets of the Company shall be made solely by the Liquidating Trustee. In winding up the affairs of the Company, the Liquidating Trustee shall pay the liabilities of the Company in such order of priority as provided by law.
Section 9.4    Death, etc. of a Member. The death, retirement, resignation, expulsion, bankruptcy or dissolution of any Member or the occurrence of any other event that terminates the continued membership of any Member shall not cause Company to be dissolved or its affairs to be wound up, and upon the occurrence of any such event, the Company shall be continued without dissolution.
ARTICLE X
BUY SELL
Section 10.1    Exercise of Buy-Sell. At any time after the later of (i) three months after Stabilization or (ii) 24 months after receipt of all final certificates of occupancy for the Project (except as otherwise provided in this Agreement), Sugar House or Investor shall have the right and option to make an offer to purchase all of the Membership Interest of the other Member (“Receiving Member”) coupled with an offer to sell all of the Membership Interest of the invoking Member (“Invoking Member”); provided, however, neither Investor nor Sugar House shall be entitled to invoke the provisions of this Article X if a purchase and sale under this Article X would result in a “prohibited transaction” within the meaning of Code Section 857(b)(6)(B)(iii) as determined solely by advice from counsel to the Managers, or while (x) a contract of sale is in effect with respect to all of the Project, (y) an exclusive period under a letter of intent for the sale of all of the Project is in effect, or (z) the Invoking Member is in default of a material obligation under this Agreement and with respect to which the Receiving Member has provided written notice to the Invoking Member. Such option to purchase or sell shall be initiated by delivery of notice in writing (the “Article X Notice”) by the Invoking Member to the Receiving Member setting forth the Invoking Member’s estimate of the Fair Market Value. The offer to purchase or sell shall be irrevocable for a period of 60 days from receipt of the Article X Notice. The Receiving Member shall elect within such 60-day period to either (1) purchase the Membership Interest of Invoking Member or (2) sell the Membership Interest of the Receiving Member for, in either case, the purchase price for the Membership Interest as determined below. If the Receiving Member fails to notify the Invoking Member in writing of the Receiving Member’s election within such 60-day period, the Receiving Member shall be deemed to have elected to sell the Membership Interest of the Receiving Member to the Invoking Member.
Section 10.2    Purchase Price. The purchase price payable for the Membership Interest being acquired shall be equal to the amount that would have been received by the selling Member pursuant to Section 7.3 had (i) the Project been sold (on the closing date for the consummation of this buy-sell) for the Fair Market Value and (ii) the Company then (A) paid in full all of its debts and liabilities and all other Loans and other encumbrances to which the Project is subject, (B) made customary apportionments of closing costs as of the closing date for this buy-sell in the closing of real estate transactions in the metropolitan areas in which the Project is located (including market-rate brokerage fees and other customary closing costs), (C) not established any reserves, and (D) distributed all remaining cash (and all other cash on hand as of the closing date) pursuant to Section 7.3. Notwithstanding anything to the contrary contained herein, to the extent the debt, liability, Loan or other encumbrance referenced in (ii)(A) above is a Loan made by the selling Member or its Affiliate, then the purchasing Member must, at the closing of such sale pursuant to Article X actually pay such Loan owed to the selling Member or its Affiliates. Such purchase price shall be payable in cash or other immediately available funds at the time of the consummation of the sale. The sale shall be consummated within 60 days after the determination of Fair Market Value in accordance with Section 10.3. The selling Member shall execute and deliver such deeds, assignments and other documents, with reasonable warranties of title, as shall be necessary to convey the Membership Interest of the selling Member to the purchasing Member. If the selling Member shall fail or refuse to execute any instrument required to consummate this purchase, the purchasing Member is hereby granted an irrevocable power of attorney, which shall be binding on the selling Member as to all third Persons, to execute and deliver on behalf of the selling Member all instruments required to consummate such purchase. The aforesaid power, which is coupled with an interest, is irrevocable by dissolution or otherwise. If the purchasing Member shall fail or refuse to consummate its acquisition of the selling Member’s Membership Interest for any reason other than a default by the selling Member, then the selling Member shall (1) have the option to purchase the purchasing Member’s Membership Interest for 90% of the price the purchasing Member would have received had it been the selling Member and (2) regardless of whether the selling Member exercises its rights under clause (1) of this sentence, the purchasing Member may no longer be an Invoking Member hereunder.
Section 10.3    Fair Market Value. For purposes of this Article X, the term “Fair Market Value” shall mean the fair market value of Company, determined as follows:

(a)
For a period of 15 days (such 15-day period being herein called the “FMV Agreement Period”), the Members shall attempt to reach agreement upon the fair market value of the Company. Such agreement shall be deemed to have been reached only if set forth in a writing signed by both Members within the FMV Agreement Period. If the Members reach such agreement within the FMV Agreement Period, the fair market value of the Property so agreed upon shall constitute, for purposes of this Article X only, the “Fair Market Value”.

(b)	If the Members fail to agree upon the fair market value of the Property within the FMV Agreement Period, then the fair market value of the Property shall be determined by the following process:

(1)	Within five Business Days following the expiration of the FMV Agreement Period, each Member shall select a Qualified Appraiser and give written notice thereof to the other.

(2)
The Qualified Appraisers so selected shall meet and confer for a period of 20 days during which time the Qualified Appraisers shall attempt to agree upon the fair market value of the Property. The Members shall make available to each Qualified Appraiser such information about the Company as may be requested by either of the Qualified Appraisers. In making such determination, the Property shall be valued based on its highest and best use. No later than the end of such 20-day period, each Qualified Appraiser shall deliver to the Members in writing his or her final determination of the fair market value of the Property. If the higher fair market value determination (the “Highest Determination”) is no greater than 105% of the lower fair market value determination (the “Lowest Determination”), then for purposes of this Article X the “Fair Market Value” shall be the average of the two determinations provided by the Qualified Appraisers. If, however, the Highest Determination is more than 105% of the Lowest Determination, then the Members shall follow the procedure set forth Section 10.3(b)(3).

(3)
If by the operation of the provisions of Section 10.3(b)(2) the Members are to proceed under this Section 10.3(b)(3), then the Qualified Appraisers shall, within five Business Days following the delivery of their determinations of Fair Market Value pursuant to Section 10.3(b)(2), select a third Qualified Appraiser to act as the “Third Appraiser”. If the initial Qualified Appraisers have not agreed upon the Third Appraiser timely, then the Members shall request that such Third Appraiser be appointed within 15 days by the local Salt Lake City office of the American Arbitration Association. Once selected, the Third Appraiser shall be instructed to make his or her determination of Fair Market Value within 10 Business Days. When the Third Appraiser has made his or her determination of the Fair Market Value, the Third Appraiser shall advise the Members that the Third Appraiser has reached a determination of the fair market value of the Property (but shall not advise them of the fair market value). Within three Business Days thereafter, each Member shall submit to the Third Appraiser and to each other such Member’s final determination (each a “Final Determination”) of the fair market value of the Property; provided that no Member’s Final Determination may be an amount less than the Lowest Determination or greater than the Highest Determination. Within three Business Days following its receipt of the Final Determinations, the Third Appraiser shall select either of the Final Determinations as the Fair Market Value and shall so advise the Members in writing. The Final Determination selected by the Appraiser shall constitute, for purposes of this Article X only, the Fair Market Value.

(c)
In the event of the failure, refusal or inability of any selected Qualified Appraiser to act, a new Qualified Appraiser shall be appointed in his or her stead by whichever Member had selected such Qualified Appraiser who fails, refuses or is unable to act.

(d)	The fees and expenses of each Qualified Appraiser selected by a Member shall be borne by such Member. The fees and expenses of the Third Appraiser shall be shared equally.
Section 10.4    Outstanding Debt. If the selling Member then has any outstanding debts to the Company or to the purchasing Member relating to the Company, all proceeds of the purchase price due the selling Member for its Membership Interest shall be paid to the Company or the purchasing Member for and on behalf of the selling Member until all such debts shall have been paid and discharged in full.
ARTICLE XI
RIGHT OF FIRST REFUSAL
Section 11.1    If a Member (the “Transferring Member”) receives a bona fide offer from an unaffiliated third party to purchase all or any portion of its Membership Interest that the Transferring Member desires to accept (the “Third Party Offer”), the Transferring Member shall give written notice and a copy of the Third Party Offer to the other Member (the “Non-Transferring Member”), and the Transferring Member shall offer its Membership Interest, or so much thereof as is included in the Third Party Offer, for sale to the Non-Transferring Member on the same terms and conditions as set forth in the Third Party Offer (“ROFR Notice”). The Non-Transferring Member shall have 30 days following receipt of the ROFR Notice within which to accept the Transferring Member’s offer for sale, which acceptance shall be accompanied by the amount of the earnest money, if any, required by the terms of the Third Party Offer (“ROFR Acceptance”). If the Non-Transferring Member fails to deliver a ROFR Acceptance, the Transferring Member may proceed with the sale of that portion of its Membership Interest included in the Third Party Offer. Upon delivery of the ROFR Acceptance, the parties shall use commercially reasonable efforts (each party to pay its own expenses incurred with respect thereto) to negotiate, execute and mutually deliver a purchase and sale agreement consistent with the Third Party Offer within 30 days after the date of the ROFR Acceptance.
ARTICLE XII
MISCELLANEOUS
Section 12.1    Dispute Resolution. Any controversy or dispute of any kind arising under or in connection with, or relating to this Agreement (including any dispute concerning its construction, performance or breach) shall be resolved as follows:

(a)
Mediation. The Member claiming the breach or dispute shall provide written notice to the other Member of the basis of the breach or dispute (“Notice of Dispute”). The Members shall first attempt to resolve the dispute through direct negotiations, but if the Members are unable to resolve the dispute within 5 days after the Notice of Dispute (the “Resolution Period”), then the Members shall promptly engage in and diligently pursue non-binding mediation administered by the Judicial Arbitration and Mediation Services (“JAMS”) office located closest geographically to Salt Lake City, Utah (hereinafter the “Regional JAMS Office”) in Salt Lake City, Utah. The complaining Member shall initiate mediation (“Mediation”) by serving written notice on the other Member of its intention to mediate the dispute (“Mediation Notice”) no later than 5 days after the end of the Resolution Period. The Mediation Notice shall contain a statement setting forth the nature of the dispute and the remedy sought. A copy of such Mediation Notice shall also be delivered to JAMS, together with this Mediation provision and the appropriate filing fee as required by JAMS. Within 5 days of filing the Mediation Notice, the Members shall mutually select a mediator from the JAMS list of available mediators (“Mediator”). If the Members are unable to so mutually agree during such five-day period, a Mediator shall be appointed within the shortest possible period thereafter by the Regional JAMS Office, which Mediator shall be experienced in the area of real estate and limited liability companies and who shall be knowledgeable with respect to the subject matter area of the dispute. Unless otherwise agreed to in writing by the Members, the Mediation conference shall occur at a mutually acceptable location in Salt Lake City, Utah. Neither Member may initiate Arbitration pursuant to Section 12.1(b) with respect to any dispute until the Mediation of such dispute is complete or 60-days after the Resolution Period, whichever first occurs. Any Mediation will be considered complete: (i) if the Members enter into an agreement to resolve the dispute; (ii) with respect to the Member submitting the dispute to Mediation, if the other Member fails to appear at or participate in a reasonably scheduled Mediation conference; (iii) if the dispute is not resolved within five days after the conclusion of the Mediation conference; or (iv) if the Mediator declares an impasse. Such conference shall be scheduled and completed within 60 days after expiration of the Resolution Period. If any dispute remains between the Members after the Mediation is complete in accordance with this Section, then either Member may commence Arbitration pursuant to Section 12.1(b) to resolve such dispute. The costs of the Mediation shall be shared equally by the Members, except that each Member shall be responsible for its own attorneys’ fees associated with the mediation; provided, however, that the attorney’s fees, costs, and expenses of Mediation (including, but not limited to, the Mediator’s fee) shall be subject to an award by the Arbitrator in favor of the prevailing party.

(b)
Arbitration. If the Members have exhausted their efforts pursuant to Section 12.1(a) and have failed to resolve the dispute within 60 days following the Resolution Period (the “Mediation Period”), the rights of the Members to the dispute will be determined in arbitration (the “Arbitration”) before a single arbitrator (“Arbitrator”) administered by JAMS according to the

JAMS Comprehensive Arbitration Rules and Procedures then in effect and the Federal Arbitration Act, 9 U.S.C. § 1 et seq. In the event JAMS no longer exists at the time of any such arbitration, the Members shall select a body of comparable standing to administer the arbitration. The Arbitration hearing shall take place in Salt Lake City, Utah. The complaining Member shall serve written notice on the other Member of its intention to arbitrate the dispute (“Arbitration Notice”) no later than 10 days following the end of the Mediation Period. The Arbitration Notice shall contain a statement setting forth the nature of the dispute and the remedy sought. A copy of such Arbitration Notice shall also be delivered to JAMS, together with this arbitration provision and the appropriate filing fee as required by the JAMS. Within 10 days of filing of the Arbitration Notice, the Members shall mutually select an Arbitrator from the JAMS list of available arbitrators. If the Members are unable to so mutually agree during such 10-day period, an Arbitrator shall be appointed within the shortest possible period thereafter by the Salt Lake City, Utah office of the JAMS, which Arbitrator shall be experienced in the area of real estate and limited liability companies and who shall be knowledgeable with respect to the subject matter area of the dispute. The Members shall agree within 30 days following selection of the Arbitrator to any prehearing procedures or further procedures necessary for the arbitration to proceed, including interrogatories or other discovery. Unless the matter is resolved by the Arbitrator upon a motion for summary disposition, for which a written and reasoned opinion shall be rendered forthwith, the Arbitrator shall render a decision, determination, findings, ruling, award or judgment (the “Determination”) within 30 days following the close of presentation by the Member of their cases and any rebuttal. All hearings shall be confidential and closed to the public, and the Arbitrator may enter such confidentiality orders as the Members may individually or jointly request. The Determination of the Arbitrator shall be the binding, final determination on the merits of the breach or dispute. Any judgment entered upon the award rendered may be entered in any court of competent jurisdiction and enforced by appropriate judicial action. No Determination of the Arbitrator in the Arbitration may be modified, corrected, or vacated by any court, except as provided in the Federal Arbitration Act, 9 U.S.C. Sections 10 and 11.

(c)
Arbitrator. The Arbitrator shall have full, complete, and sole authority to schedule all aspects of the Arbitration, hear and dispose of all motions, and manage discovery, and shall conduct a fair hearing as to all issues and disputes not resolved by dispositive motion. At the Arbitration hearing, the parties shall be entitled to present evidence and examine and cross-examine witnesses. The Arbitrator shall issue a written, reasoned decision containing the essential findings and conclusions upon which the Determination is based. In addition, the Arbitrator shall have authority to award injunctive or interim relief, damages, and attorney’s fees, costs, and expenses, but only to the extent a court of competent jurisdiction would be permitted to do so by applicable law. Any Determination rendered as the result of the Arbitration under this Agreement shall be confidential, final and binding, with no right of appeal, and any such Determination may be entered and enforced in any court having jurisdiction in accordance with applicable Law. The parties to this Agreement further agree that Section 12.1(b) and this Section 12.1(c), the Arbitration under this Agreement, and the Determination rendered in the Arbitration shall be governed by the Federal Arbitration Act, as amended.
Section 12.2    Notices. All notices required or permitted by this Agreement shall be in writing and sent to the applicable party at the address set forth below, and may be delivered (a) in person to either party, (b) by registered or certified mail, with postage prepaid, return receipt requested, (c) by Federal Express or other commercial, overnight carrier, or (d) by e-mail, so long as notice is also sent the same day by one of the other methods permitted herein, provided notice shall be deemed received pursuant to the applicable delivery method in (a), (b) or (c), and not by the delivery date of the e-mail.
In the case of Investor to:
CW Investor at Sugar House, LLC
c/o Cottonwood Residential
6340 South 3000 East, Suite 500
Salt Lake City, Utah 84121
Attention: Gregg Christensen
gchristensen@cottonwoodres.com

with a copy to (for informational purposes only):

Brownstein Hyatt Farber Schreck, LLP
410 Seventeenth Street, Suite 2200
Denver, Colorado 80202-4438
Attention: Amy J. Diaz
adiaz@bhfs.com

In the case of Sugar House to:
CW Sugar House JV, LLC
c/o Cottonwood Residential
6340 South 3000 East, Suite 500
Salt Lake City, Utah 84121
Attention: Gregg Christensen
gchristensen@cottonwoodres.com

with a copy to (for informational purposes only):

Brownstein Hyatt Farber Schreck, LLP
410 Seventeenth Street, Suite 2200
Denver, Colorado 80202-4438
Attention: Amy J. Diaz
adiaz@bhfs.com

or such other address as shall, from time to time be supplied in writing by any party to the other. Notice properly sent shall be deemed given when received or delivery has been attempted and refused by addressee. Notwithstanding the foregoing, any financial reports required to be delivered pursuant to this Agreement, may be delivered to the other party by e-mail and an alternative method of delivery shall not be required.
Section 12.3    Successors and Assigns. Subject to the restrictions on transfer set forth herein, this Agreement shall bind and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns.
Section 12.4    Waiver of Partition. To the fullest extent permitted by law, unless otherwise expressly authorized in this Agreement, (a) no Member will, either directly or indirectly, take any action to require partition or appraisement of the Company or of any of its assets or properties or cause the sale of any Company property, and (b) notwithstanding any provisions of applicable law to the contrary, each Member (and its legal representative, successor or assign) hereby irrevocably waives any and all right to maintain any action for partition or to compel any sale with respect to its interest in, or with respect to any assets or properties of the Company.
Section 12.5    No Oral Modifications; Amendments. No oral amendment of this Agreement shall be binding on the Members. Except as set forth in Section 6.8, any modification or amendment of this Agreement must be in writing signed by all the Members.
Section 12.6    Captions. Any article, section, paragraph titles or captions contained in this Agreement and the table of contents are for convenience of reference only and shall not be deemed a part of this Agreement.
Section 12.7    Terms. Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular and plural as the identity of the Person or Persons may in the context require. Any reference to the Internal Revenue Code or other statutes or laws shall include all amendments, modifications or replacements of the specific sections and provisions concerned. Unless otherwise specified, all references to “Section” or “Article” contained in this Agreement shall be deemed to refer to sections or articles of this Agreement.
Section 12.8    Invalidity. If any provision of this Agreement shall be held invalid, the same shall not affect in any respect whatsoever the validity of the remainder of this Agreement.

Section 12.9    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument, binding on the Members, and the signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.
Section 12.10    Further Assurances. The parties hereto agree that they will cooperate with each other and will execute and deliver, or cause to be delivered, all such other instruments, and will take all such other actions, as either party hereto may reasonably request from time to time in order to effectuate the provisions and purposes hereof.
Section 12.11    Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware and the United States of America. This choice of governing law shall not be determinative of the site of venue for any litigation between the Members arising out of or connected with this Agreement.
Section 12.12    Complete Agreement. This Agreement constitutes the complete and exclusive statement of the agreement between the Members, and supersedes all prior written and oral statements, with respect to the subject matter hereof. No representation, statement, condition or warranty not contained in this Agreement shall be binding on the Members or have any force or effect whatsoever.
Section 12.13    Attorneys’ Fees. In the event a dispute, Mediation or Arbitration arises out of this Agreement or the subject matter hereof, all reasonable, third-party attorney’s fees, costs, and expenses, including, but not limited to, the Mediator’s fee and Arbitrator’s fee, as applicable, shall be governed by Section 12.1.
Section 12.14    Creditors Not Benefited. Nothing in this Agreement is intended to benefit any creditor of the Company or a Member. No creditor of the Company or a Member will be entitled to require Members to solicit or accept any loan or additional capital contribution for the Company or to enforce any right that the Company or any Member may have against the Company or a Member, whether arising under this Agreement or otherwise.
[remainder of page intentionally left blank; signatures on following pages]

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the Effective Date.

“Sugar House”	CW SUGAR HOUSE JV, LLC, a Delaware limited liability company

By:	CW SUGAR HOUSE JV GP, LLC, a Delaware limited liability company, its Manager

By:	Cottonwood Residential O.P., LP, a
Delaware limited partnership, its Sole Member

By:	Cottonwood Residential, Inc., a Maryland corporation, its General Partner

By: /s/ Gregg Christensen
Name: Gregg Christensen
Its:     Executive Vice President

COTTONWOOD SUGAR HOUSE, LLC - LIMITED LIABILITY COMPANY AGREEMENT    SUGAR HOUSE SIGNATURE PAGE
16932525

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the Effective Date.

“Investor”	CW INVESTOR AT SUGAR HOUSE, LLC, a Delaware limited liability company

By:	COTTONWOOD MULTIFAMILY OPPORTUNITY FUND, O.P., LP, a Delaware limited partnership, its Sole Member

By:	CW MULTIFAMILY OPPORTUNITY FUND GP, LLC, a Delaware limited liability company, its General Partner

By:	COTTONWOOD MULTIFAMILY OPPORTUNITY FUND, INC., a Maryland corporation, its Sole Member

By: /s/ Gregg Christensen
Name: Gregg Christensen

Its:	Executive Vice President

COTTONWOOD SUGAR HOUSE, LLC - LIMITED LIABILITY COMPANY AGREEMENT    INVESTOR SIGNATURE PAGE
16932525.6

SCHEDULE 1
FORM OF ASSET MANAGEMENT AGREEMENT
[To be inserted]

SCHEDULE 2
CONSTRUCTION BUDGET

[To be inserted]

SCHEDULE 3
FORM OF CONSTRUCTION CONTRACT

[To be inserted]

SCHEDULE 4
LAND

SCHEDULE 5
PLANS AND SPECIFICATIONS

[To be inserted]

SCHEDULE 6
PROJECT BUDGET SUMMARY

Cottonwood Sugar House Apartments Project Budget Summary

	TOTAL	COST / UNIT	COST / NRSF
LAND COST			
Land	$ 6,500,000	$ 27,083	$ 35.18
TOTAL LAND COST	**$ 6,500,000**	**$ 27,083**	**$ 35.18**
SOFT COSTS			
Legal & Taxes	542,974	2,262	$ 2.94
Design Costs	1,670,000	6,958	$ 9.04
Marketing Costs	387,120	1,613	$ 2.10
Permits & Fees	1,537,440	6,406	$ 8.32
Retail TI	-	-	$ -
Insurance	-	-	$ -
Financing Fees & Closing Costs	1,389,352	5,789	$ 7.52
Development Fee	1,532,073	6,384	$ 8.29
Operating Costs & Deficits	706,230	2,943	$ 3.82
Soft Cost Contingency	740,995	3,087	$ 4.01
TOTAL SOFT COSTS	**$ 8,506,184**	**$ 35,442**	**$ 46.04**
HARD COSTS			
Hard Costs	36,500,000	152,083	$ 197.55
Hard Cost Contingency	1,095,000	4,563	$ 5.93
Construction Management Fee	1,879,750	7,832	$ 10.17
TOTAL HARD COSTS	**$ 39,474,750**	**$ 164,478**	**$ 213.65**
TOTAL PROJECT BUDGET	**$ 54,480,934**	**$ 227,004**	**$ 294.87**

SCHEDULE 7
FORM OF PROPERTY MANAGEMENT AGREEMENT
PROPERTY MANAGEMENT AGREEMENT

This PROPERTY MANAGEMENT AGREEMENT (the “Agreement”) is effective as of [____________], 20[__] (the “Effective Date”) by and between Cottonwood Sugar House, LLC a Delaware limited liability company (the “Property Owner”) the owner of [_________________] which consists of, or will consist of, [___] units located at [____________________________] and as more particularly described in Exhibit A attached hereto and incorporated herein (the “Project”) and Cottonwood Capital Property Management II, LLC, a Delaware limited liability company (the “Property Manager”).

The Property Owner desires to engage the Property Manager to supervise, manage, lease, operate, and maintain the Project.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.             Commencement and Termination Dates.

1.1           Commencement and Termination. The Property Manager’s duties and responsibilities under this Agreement shall begin on the Effective Date.

1.2           Termination. This Agreement shall terminate on the earlier of: (i) the sale of the Project or (ii) June 30, 2025, which may be automatically extended for up to 4 additional 1 year periods if the term of Cottonwood Multifamily Opportunity Fund, Inc. a Maryland corporation (the “Company”) is extended as set forth in the Articles of Restatement of the Company (the “Liquidation Date”); provided, however, if the Company has listed its shares on a national exchange, over the counter exchange or the substantial equivalent thereof (as such terms are defined in the Articles of Restatement of the Company) or if the Company is involved in a merger with another entity, the Property Management Agreement shall continue until the Liquidation Date, (iii) a termination as provided in Section 10. Notwithstanding the above, the Property Owner and the Property Manager may elect to extend this Agreement beyond the term set forth above by mutual written agreement.

2.             Property Manager’s Responsibilities.

2.1           Status of the Property Manager. The Property Owner and the Property Manager do not intend to form a joint venture, partnership or similar relationship. Instead, the parties intend that the Property Manager shall act solely in the capacity of an independent contractor for the Property Owner. Nothing in this Agreement shall cause the Property Manager and the Property Owner to be joint venturers or partners of each other, and neither shall have the power to bind or obligate the other party by virtue of this Agreement, except as expressly provided in this Agreement. Nothing in this Agreement shall deprive or otherwise affect the right of the parties to this Agreement to own, invest in, manage or operate, or to conduct business activities that compete with the business of the Project.

2.2           Management.

2.2.1           Generally. The Property Manager shall manage, operate and maintain the Project in a commercially reasonable manner for the tenants thereof, subject to (a) applicable governmental requirements and (b) the terms and provisions of this Agreement. At the expense of the Property Owner, the Property Manager shall keep the Project clean and in good repair, and shall order and supervise the completion of such repairs as may be required, provided that the Property Owner, in a manner reasonably satisfactory to the Property Manager, makes available to the Property Manager sufficient sums to pay the costs thereof.

2.2.2           Responsibility Relating to Loans. In addition to the foregoing, the Property Manager shall have responsibility for interfacing and communicating with the owner and holder of any deed of trust or mortgage upon the Project and its successors and assigns (a “Lender”) and shall: (i) perform all services customarily provided by a property manager, with respect to interfacing with the Lender in connection with the loan secured by such deed of trust or mortgage (“Loan”) and all other documents executed in connection therewith (the “Loan Documents”), including, without limitation, designating changes in address, receiving any and all notices, including, without limitation, default notices on behalf of the Property Owner, requesting and receiving any amounts out of any reserve accounts or escrow accounts maintained by Lender, or its successors and assigns, on account of repairs, capital improvements, tenant improvements, leasing commissions, real estate taxes and assessments and insurance proceeds or otherwise; and (ii) with the consent of the Property Owner, request waivers of provisions under the Loan Documents and negotiate conditions to any such requested waivers that might be granted by the Lender and its successors and assigns, depositing rents or other revenues in any lockbox account maintained under such Loan Documents, receiving into an operating account to be maintained by the Property Manager for the benefit of the Property Owner all disbursements made out of any such lockbox to the Property Owner as the borrower thereunder for the payment of operating expenses of the Project, or otherwise to be made to or to the account of the Property Owner as such borrower, requesting and receiving any amounts out of any reserve accounts or escrow accounts maintained by such Lender on account of repairs, capital improvements, tenant improvements, leasing commissions, real estate taxes and assessments and insurance proceeds or otherwise.

2.3           Employees/Independent Contractors of Property Manager. The Property Manager shall employ, directly or through third party contractors (e.g. employee leasing company) employees and/or independent contractors to enable the Property Manager to manage, operate and maintain the Project. All matters pertaining to the supervision of such employees and independent contractors shall be the responsibility of the Property Manager. All salaries, benefits and positions of employees who perform work in connection with the Project shall be consistent with the Budget (as defined in Section 2.5).

2.4           Compliance with Laws, Mortgages and Other Matters.

2.4.1           The Property Manager shall comply with all applicable local, state and federal laws (collectively “Laws”). The Property Manager may implement such procedures with respect to the Project as the Property Manager may deem advisable for the efficient and economic management and operation thereof. The Property Manager shall pay from the Operating Account (defined in Section 6.1) expenses incurred to remedy violations of Laws. However, the Property Manager shall not be obligated to remedy any violations of Law if sufficient funds are not available in the Operating Account or if the Property Owner does not provide sufficient additional funds to do so.

2.4.2           The Property Manager shall furnish to the Property Owner, promptly after receipt, any notice of violation of any material Laws issued by any governmental entity or any notice of termination or cancellation of any insurance policy.

2.4.3           The Property Manager shall use commercially reasonable efforts to comply with the Loan Documents. The Property Manager shall furnish to the Property Owner, promptly after receipt, any notices of default received from a Lender. The Property Owner shall furnish to the Property Manager, promptly after receipt, any notices of default received from a Lender.

2.5           Budgets.

2.5.1           The Property Manager shall prepare and submit to the Property Owner annually an annual capital and operating budget (“Budget”) for the promotion, operation, leasing, repair, maintenance and improvement of the Project for each calendar year. The Budget for the initial calendar year, preapproved by the Property Owner, is attached hereto as Exhibit B and incorporated herein by this reference. The Property Manager shall deliver the Budget for each subsequent calendar year on or prior to December 1st of the calendar year before the budget year, or as soon as possible thereafter. The Property Owner shall have thirty (30) days after delivery of the Budget to approve or disapprove of the Budget. The Property Owner agrees to use its best efforts to approve the Budget. If the Property Owner does not disapprove of the Budget (which disapproval shall be in writing to the Property Manager), or any item therein, within such thirty (30) day specified response period described above, the Property Owner shall have been deemed to have approved the Budget. In the event the approval is not obtained, the Property Owner shall negotiate in good faith with the Property Manager for fifteen (15) days to resolve the issue. If the parties are unable to reach an agreement, the issue shall be resolved by arbitration as set forth in Section 13.5 with the Property Owner on the one hand, and the Property Manager on the other hand; the costs of the arbitration shall be paid by the Project. The Property Manager may proceed under the terms of the proposed Budget for items that are not objected to and may take any action with respect to Permitted Expenditures (as defined in Section 2.5.2 below). In the event that the items that are objected to are operational expenditures, as opposed to capital expenditures, the Property Manager shall be entitled to operate the Project using the prior year’s Budget for such items plus five percent (5%) until approval is obtained. The Property Manager may at any time submit a revised Budget to the Property Owner for its approval, which will be governed by the terms of this Section 2.5.1 and shall continue to operate the Project under the previously approved Budget until the revised Budget is approved. The Property Manager shall provide the Property Owner with such information regarding the Budget as may be, from time to time, reasonably requested by the Property Owner.

2.5.2           The Property Manager shall charge all expenses to the proper account as specified in the Budget, provided that the Property Manager may reallocate savings from one line item to other line items for the benefit of the Property Owner. The Property Manager shall submit (subject to the same procedures as set forth in Section 2.5.1) a revised Budget to the Property Owner before making any expenditure not within the Budget unless the expenditure is (a) less than $25,000, or (b) is, in the Property Manager’s reasonable judgment, required to avoid personal injury, significant property damage, a default under any loan encumbering the Project, a violation of applicable Law or the suspension of a service (collectively, “Permitted Expenditures”).

2.5.3           During each calendar year, in the regular monthly reports sent to the Property Owner, the Property Manager shall inform the Property Owner of any material increases in costs and expenses not foreseen and not included in the Budget within a reasonable time after the Property Manager learns of such changes.

2.5.4           Any controversy arising out of or related to any dispute regarding the Budget as set forth in Section 2.5.1 shall be settled by binding arbitration as provided in Section 13.5.

2.6           Leasing.

2.6.1           The Property Owner hereby approves all Leases, as defined in Section 2.6.2 presently in effect on the date hereof and the Property Manager’s standard lease form, a copy of which is attached hereto and incorporated herein as Exhibit C.

2.6.2           The Property Manager shall use commercially reasonable efforts to obtain tenants for all leasable space in the Project and to renew leases and rental agreements (collectively, “Leases”) as provided herein. The Property Manager shall have the authority to negotiate and execute new and renewal Leases on behalf of the Property Owner. In connection with its leasing efforts, the Property Manager may advertise the Project for lease.

2.6.3           The Property Manager shall not, without the prior written approval of the Property Owner, give free rental or discounts or rental concessions to any employees, officers or shareholders of the Property Manager or anyone related to such employees, officers or shareholders unless such discounts or concessions are disclosed in the Budget or are in lieu of salaries or other benefits to which they would be contractually entitled. The Property Manager shall not lease any space in the Project to itself or to any of its affiliates or subsidiaries.

2.6.4           The Property Manager shall reasonably investigate all prospective tenants, and shall not rent to persons not meeting credit standards reasonable for the market. The Property Manager may, in its discretion, obtain a credit check for all prospective tenants through LexisNexis or a similar service. The Property Manager shall retain such information for the duration of the tenancy, and shall make it available to the Property Owner upon reasonable notice, subject to compliance with any confidentiality restrictions required by any credit check company and any applicable Laws. The Property Manager does not guarantee the accuracy of any such information or the financial condition of any tenant.

2.6.5           The Property Manager and the Property Owner agree that there shall be no intentional discrimination against or segregation of any person or group of persons on account of age, race, color, religion, creed, handicap, sex or national origin in the leasing of the Project, nor shall the Property Manager knowingly permit any such practice or practices of discrimination or segregation with respect to the selection, location, number or occupancy of tenants.

2.6.6           The Property Manager is hereby authorized to execute any and all subordination and non-disturbance agreements, tenant estoppel certificates and tenant notices with respect to the Project, and any and all property tax declaration forms with respect to the acquisition of the Project.

2.7           Collection of Rents and Other Income. Unless otherwise required by any Loan Documents affecting the Project, the Property Manager shall bill all tenants and shall use its commercially reasonable efforts to collect all rent and other charges due and payable from any tenant or from others for services provided in connection with the Project. The Property Manager shall deposit all monies so collected in the Operating Account as defined in Section 6.1.

2.8           Repairs and Maintenance. The Property Manager shall maintain the buildings, appurtenances and common areas of the Project other than areas that are the responsibility of the tenants, including, without limitation, all repairs, cleaning, painting, decorations and alterations, for example electrical, plumbing, carpentry, masonry, elevators and such other routine repairs as are necessary or reasonably appropriate in the course of maintenance of the Project (subject to the limitations of this Agreement). The Property Manager shall pay actual and reasonable expenses for materials and labor for such purposes from the Operating Account.

2.9           Capital Expenditures. The Property Manager, on behalf of the Property Owner, may make any capital expenditure within any Budget approved by the Property Owner without any further consent, provided that the Property Manager follows the bidding procedures prescribed below. All other capital expenditures (other than Permitted Expenditures) shall be subject to submittal of a revised Budget to the Property Owner. Unless the Property Owner specifically waives such requirements, or approves a particular contract, the Property Manager shall award any contract for a capital improvement exceeding $50,000 in cost on the basis of competitive bidding, solicited from a minimum of two (2) written bids. The Property Manager shall accept the bid of the lowest bidder determined by the Property Manager to be responsible, qualified and capable of completing such improvements on a reasonable schedule.

2.10         Service Contracts, Supplies and Equipment.

2.10.1         The Property Manager, on behalf of the Property Owner, may enter into or renew any contract for cleaning, maintaining, repairing or servicing the Project or any of the constituent parts of the Project (including but not limited to contracts for utilities, security or other protection, extermination, landscaping, architectural or engineering services) without the further consent of the Property Owner. Each service contract shall (a) be in the name of the Property Owner or the Property Manager as agent of the Property Owner, (b) be assignable to a successor owner of the Project, and (c) be for a term not to exceed one year unless the circumstances require otherwise in the sole discretion of the Property Manager.

2.10.2         If this Agreement terminates pursuant to Section 10, the Property Manager shall assign to the Property Owner or the nominee of the Property Owner all of the Property Manager’s interest in the service agreements pertaining to the Project or otherwise terminate such service agreements as directed by the Property Owner to the extent the Property Manager and/or Property Owner has the authority to terminate such service agreements.

2.10.3         At the expense of the Property Owner, the Property Manager shall purchase, provide, and pay for any needed janitorial and maintenance supplies, tools and equipment, restroom and toilet supplies, light bulbs, paints, and similar supplies necessary to operate and maintain the Project. Any interest in such supplies and equipment shall be the property of the Property Owner. All such supplies, tools, and equipment generally shall be delivered to and stored at the Project and shall be used only in connection with the management, operation, and maintenance of the Project.

2.10.4         The Property Manager shall use reasonable efforts to purchase all goods, supplies or services at the lowest cost reasonably available from reputable sources.

2.11         Taxes and Mortgages. The Property Manager, unless otherwise requested, shall obtain and verify bills for real estate and personal property taxes, general and special real property assessments and other like charges (collectively “Taxes”) which are, or may become, liens against the Project and appeal such Taxes as the Property Manager may decide, in its reasonable judgment, to be prudent. The Property Manager shall report any such Taxes that materially exceed the amounts contemplated by the Budget to the Property Owner prior to the Property Manager’s payment thereof. The Property Manager, if requested by the Property Owner, will prepare an application for correction of the assessed valuation (in cooperation with the Property Owner) to be filed with the appropriate governmental agency. The Property Manager shall pay, within the time required to obtain discounts, from funds provided by the Property Owner or from the Operating Account, all utilities, Taxes and payments due under each lease, mortgage, deed of trust or other security instrument, if any, affecting the Project. To the extent contemplated by the Budget (as may be revised from time to time), the Property Manager may make any such payments and pay customary rates to tax professionals for related tax services without the additional approval of the Property Owner.

2.12         Miscellaneous Duties. The Property Manager shall (a) maintain at the Property Manager’s office address as set forth in Section 12.1 or at the Project, and readily accessible to the Property Owner, orderly files containing rent records, insurance policies, Leases and subleases, correspondence, receipted bills and vouchers, bank statements, canceled checks, deposit slips, debit and credit memos, and all other documents and papers pertaining to the Project or the operation thereof; (b) provide information about the Project necessary for the preparation and filing by the Property Owner of its income or other tax returns required by any governmental authority, including annual statements; (c) consider and record tenant service requests in systematic fashion showing the action taken with respect to each; (d) supervise the moving in and out of tenants and, if permitted under the Leases and known to the Property Manager, subtenants; arrange, to the extent possible, the dates thereof to minimize disturbance to the operation of the Project and inconvenience to other tenants; and render an inspection report, an assessment for damages and a recommendation on the disposition of any deposit held as security for the performance by the tenant under its lease with respect to each premises vacated; (e) check all bills received for the services, work and supplies ordered in connection with maintaining and operating the Project and, except as otherwise provided in this Agreement, pay such bills when due and payable; and (f) not knowingly permit the use of the Project for any purpose that might void any policy of insurance held by the Property Owner or that might render any loss thereunder uncollectible. All such records are the property of the Property Owner and will be made available to the Property Owner upon request.

3.             Insurance.

3.1           Insurance.

3.1.1           The Property Manager, at the Property Owner’s expense, will, to the extent available at commercially reasonable rates, obtain and keep in force (or require the tenants under the Leases to obtain and keep in force) adequate insurance against physical damage (such as fire with extended coverage endorsement, boiler and machinery) and against liability for loss, damage or injury to property or persons that might arise out of the occupancy, management, operation or maintenance of the Project, as contemplated by the Budget and any Loan Documents affecting the Project. Such insurance shall be obtained for the Property Owner and shall include the Property Owner as a named insured. The Property Manager shall not be required to obtain terrorism, earthquake or flood insurance unless required by the Loan Documents or otherwise expressly directed to do so by a specific written notice from the Property Owner, but may do so in the Property Manager’s reasonable discretion. The Property Manager shall be a named insured on all property damage insurance and an additional insured on all liability insurance maintained with respect to the Project. In the event the Property Manager receives insurance proceeds for the Project, the Property Manager will take any required actions as set forth in any Loan Documents affecting the Project. In the event that the Property Manager receives insurance proceeds that are not governed by the terms of any Loan Documents affecting the Project, the Property Manager will either (i) use such proceeds to replace, repair or refurbish the Project or (ii) distribute such proceeds to the Property Owner, as directed by the Property Owner. Any insurance proceeds distributed to the Property Owner will be distributed subject to any fees owed to the Property Manager pursuant to this Agreement. The foregoing notwithstanding, in all events the Property Manager will obtain on behalf of the Property Owner, at the Property Owner’s expense, all applicable insurance coverage as may be required by the terms of any Loan Documents.

3.1.2           The Property Owner acknowledges that the Property Manager is not a licensed insurance agent or insurance expert. Accordingly, the Property Manager shall be entitled to rely on the advice of a reputable insurance broker or consultant regarding the proper insurance for the Project.

3.1.3           Subject to the provisions of any Loan Documents, the Property Manager shall investigate and submit, as soon as reasonably practicable, any required reports to the insurance carrier as to all accidents, claims for damage relating to the ownership, operation and maintenance of the Project, any damage to or destruction of the Project and the estimated costs of repair thereof. Subject to the provisions of any Loan Documents, the Property Manager shall settle all claims, including the execution of proofs of loss, the adjustment of losses, signing and collection of receipts and collection of money.

3.2           Contractor’s and Subcontractor’s Insurance. The Property Manager shall require all contractors and subcontractors entering upon the Project to perform services to have insurance coverage at the contractor’s or subcontractor’s expense, in the following minimum amounts or such other amounts as may be required under the terms of any Loan Documents: (a) worker’s compensation – statutory amount; (b) employer’s liability (if required) - $500,000; and (c) comprehensive general liability insurance, including comprehensive auto liability insurance covering the use of all owned, non-owned and hired automobiles, with bodily injury and property damage limits of $750,000 per occurrence. The Property Manager may waive such requirements in its reasonable discretion. The Property Manager shall obtain and keep on file a certificate of insurance which shows that each contractor and subcontractor is so insured.

3.3           Property Manager’s Insurance. The Property Manager shall maintain, at its own expense, errors and omissions insurance, director and officers insurance and employment practices insurance with a minimum of $1,000,000 in coverage. The Property Manager shall also maintain an employee crime policy with a minimum of $50,000 in coverage.

3.4           Waiver of Subrogation. To the extent available at commercially reasonable rates, all property damage insurance policies required hereunder shall contain language whereby the insurance carrier thereunder waives any right of subrogation it may have with respect to the Property Owner or the Property Manager.

4.             Financial Reporting and Record Keeping.

4.1           Books of Accounts. The Property Manager shall maintain adequate and separate books and records for the Project with the entries supported by sufficient documentation to ascertain their accuracy with respect to the Project. The Property Owner agrees to provide to the Property Manager any financial or other information reasonably requested by the Property Manager to carry out its services hereunder. The Property Manager shall maintain such books and records at the Property Manager’s office as set forth in Section 12.1 or at the subcontractor to the Property Manager or at the Project. The Property Manager shall assert such control over accounting and financial transactions as is reasonably necessary to protect the Property Owner’s assets from theft, error or fraudulent activity by the Property Manager’s employees. The Property Manager shall bear the losses arising from the fraud or gross negligence of the Property Manager or any of its employees or agents, including, without limitation, the following: (a) theft of assets by the Property Manager’s employees, principals, or officers or those individuals associated or affiliated with the Property Manager; (b) overpayment or duplicate payment of invoices arising from either fraud or gross negligence, unless credit is subsequently received by the Property Owner within ten (10) days of such overpayment or duplicate payment; (c) overpayment of labor costs arising from either fraud or gross negligence, unless credit is subsequently received by the Property Owner within ten (10) days of such overpayment; (d) overpayment resulting from payment from suppliers to the Property Manager’s employees or agents arising from the purchase of goods or services for the Project; and (e) unauthorized use of facilities by the Property Manager or the Property Manager’s employees or agents.

4.2           Financial Reports. On or about the 20th day following the end of each calendar month, the Property Manager shall furnish to the Property Owner a report of all significant transactions occurring during such prior month. These reports shall include a cash flow statement, a current rent roll and a Property Manager update on the status of the Project. The Property Manager also shall deliver to the Property Owner within sixty (60) days following (i) the end of each calendar year and (ii) the termination of this Agreement, a report showing, in summary form, all collections, delinquencies, uncollectible items, vacancies and other matters pertaining to the management, operation, and maintenance of the Project during the prior year or such applicable portion thereof. The annual report shall also contain a statement of income and expenses, a balance sheet for the Project and such other financial information deemed applicable in the Property Manager’s reasonable discretion. The statement of income and expenses, the balance sheet, and all other financial statements and reports shall be prepared on an accrual basis and in compliance with all reporting requirements relating to the operations of the Project and required under any Loan Documents. If requested by the Property Owner, the Property Manager shall provide financial statements prepared on an accrual basis according, to the extent possible, to generally accepted accounting principles. The Property Manager shall also provide to any lender under any Loan Documents copies of all applicable reports required thereunder that relate to the Project.

4.3           Supporting Documentation. At the expense of the Property Owner, the Property Manager shall maintain and make available at the Property Manager’s office, as set forth in Section 12.1, or at the office of the subcontractor to the Property Manager, at the Project or at a designated office in the region of the Project, copies of the following, if available: (a) all bank statements, bank deposit slips, bank debit and credit memos, canceled checks, and bank reconciliations; (b) detailed cash receipts and disbursement records; (c) trial balance for receivables and payables and billed and unbilled revenue items; (d) rent roll of tenants; (e) paid invoices (or copies thereof); (f) summaries of adjusting journal entries as part of the annual accounting process; (g) supporting documentation for payroll, payroll taxes and employee benefits; (h) appropriate details of accrued expenses and property records; and (i) market study of competition (annually).

4.4           Tax Information. The Property Manager shall provide the Property Owner with sufficient information so that the Property Owner can prepare its income tax returns on the cash method of accounting or, if requested, with appropriate adjustment to convert the information to an accrual basis.

5.             Right to Audit. The Property Owner and its representatives, including the lender under the Loan Documents, may examine all books, records and files maintained for the Property Owner by the Property Manager. Any such party may perform any audit or investigations relating to the Property Manager’s activities at any office of the Property Manager if such audit or investigation relates to the Property Manager’s activities for the Property Owner. Should the Property Owner discover defects in internal controls or errors in record keeping, the Property Manager shall undertake with all appropriate diligence to correct such discrepancies either upon discovery or within a reasonable period of time. The Property Manager shall inform the Property Owner in writing of the action taken to correct any audit discrepancies. Any audit or investigation performed by the Property Owner will be conducted at the Property Owner’s sole expense.

6.             Bank Accounts.

6.1           Operating Account. To the extent funds are not required to be placed in a lockbox pursuant to any Loan Documents affecting the Project, the Property Manager shall deposit all rents and other funds collected from the operation of the Project in a reputable bank or financial institution in a special trust or depository account or accounts for the Project maintained by the Property Manager for the benefit of the Property Owner. The Property Manager shall maintain books and records of the funds deposited in the accounts and withdrawals therefrom (such accounts together with any interest earned thereon, shall collectively be referred to herein as the “Operating Account”). The Property Manager shall maintain, with funds from the Property Owner, the Operating Account so that an amount at least as great as the budgeted expenses for such month is in such Operating Account as of the first of each month. The Property Manager shall pay from the Operating Account, on behalf of the Property Owner, the operating expenses of the Project and any other payments relating to the Project as required by this Agreement. If more than one account is necessary to operate the Project, each account shall have a unique name, except to the extent any Lender requires sub-accounts within any account. All rents and other funds collected in the Operating Account after payment of all operating expenses, debt service and such amounts as may be reasonably determined by the Property Manager to be retained for reserves or improvements, shall, unless otherwise provided by any Loan Documents, be paid to the Property Owner.

6.2           Security Deposit Account. The Property Manager shall open, on behalf of the Property Owner, a separate account at a reputable bank or other financial institution for the purpose of segregating security deposits. The Property Manager shall maintain such account in accordance with applicable law and/or the applicable Loan Documents. The Property Manager shall use the account only to maintain security deposits on behalf of the Property Owner. The Property Manager shall require the bank or financial institution to hold the funds in trust for the Property Owner. The Property Manager shall maintain detailed records of all security deposits deposited, and allow the Property Owner or its designees access to such records. Subject to any contrary terms of any Loan Documents, the Property Manager may return such deposits to any tenant in the ordinary course of business in accordance with the terms of the applicable lease and applicable Law.

6.3           Access to Account. As authorized by signature cards, representatives of the Property Manager shall have access to and may draw upon all funds in the accounts described in Sections 6.1 and 6.2 without the approval of the Property Owner. Additionally, representatives of the Property Manager shall have access to and may draw upon any funds escrowed or held in reserve for capital expenditures without the approval of the Property Owner, provided that the requirements of Section 2.9 and any additional Lender requirements with respect to such amounts are satisfied. The Property Owner may not withdraw funds from such accounts without the Property Manager’s prior written consent, except following the Property Manager’s default after expiration of any applicable notice and cure periods or the termination of this Agreement.

7.             Payment of Expenses.

7.1           Costs Eligible for Payment from Operating Account. The Property Manager shall pay all expenses of the operation, maintenance and repair of the Project contemplated by the Budget directly from the Operating Account or shall be reimbursed by the Property Owner, subject to the conditions set forth in Section 2.5, including the following to the extent applicable: (a) costs of the gross salary and wages or proportional shares thereof, payroll taxes, payroll processing fees, worker’s compensation insurance, employee education, training and certification and all other benefits of employees (for example, on-site personnel) required to manage, operate and maintain the Project properly, adequately, safely and economically, subject to this Agreement, provided that the Property Manager shall not pay such employees in advance; (b) cost to comply with the terms of any Loan Documents and/or to correct the violation of any governmental requirement relating to the leasing, use, repair and maintenance of the Project, or relating to the Laws, if such cost is not the result of the Property Manager’s gross negligence fraud or willful misconduct;

(c) actual and reasonable cost of making all repairs, decorations and alterations if such cost is not the result of the Property Manager’s gross negligence or willful misconduct; (d) cost incurred by the Property Manager in connection with all service agreements; (e) cost of collection of delinquent rents collected by a collection agency or attorney; (f) legal support fees and reasonable legal fees of attorneys for the costs of services otherwise provided herein; (g) cost of capital expenditures subject to the restrictions in Section 2.9 and in this Section; (h) cost of printed checks for each account required for the Project and the Property Owner; (i) cost of utilities and costs associated with utility billing; (j) cost of advertising, marketing and resident surveys; (k) cost of printed forms and supplies required for use at the Project; (l) management compensation set forth in Section 9; (m) the cost of tenant improvements to the Project subject to the restrictions in Section 2.9 and this Section 7.1; (n) all hiring, relocation and termination costs for any employees whose salaries and benefits are paid by the Property Owner; (n) brokers’ commissions; (o) debt service; (p) the cost of utilities, services, contractors and insurance; (q) reimbursement of the Property Manager’s out-of-pocket costs and expenses to the extent not prohibited by Section 8; (r) general accounting and reporting services within the reasonable scope of the Property Manager’s responsibility to the Property Owner; (s) cost of forms, papers, ledgers, postage and other supplies and equipment (including computer equipment) used in the Property Manager’s office at any location;(t) computer/information technology (IT) support and the cost of electronic data processing equipment, including personal computers located at the Property Manager’s office at the Project for preparation of reports, information and returns to be prepared by the Property Manager under the terms of this Agreement; (u) cost of electronic data processing provided by computer service companies for preparation of reports, information and returns to be prepared by the Property Manager under the terms of this Agreement, including but not limited to any costs associated with Yardi or similar property management software; (v) travel and entertainment expenses intended to advance the interests of the Project; and (w) cost of routine travel by the Property Manager’s employees or agents to and from Project. In the alternative, the Property Manager may charge a monthly flat fee for the above services, which flat fee is subject to the approval of the Property Owner. All other amounts not directly related to the Project or the Property Owner shall be payable solely by the Property Manager, and shall not be paid out of the Operating Account or reimbursed by the Property Owner.

7.2           Operating Account Deficiency. If there are not sufficient funds in the Operating Account (or any reserve account held by the Lender) to make any required payment, the Property Manager shall notify the Property Owner, if possible, at least ten (10) days prior to any such delinquency so that the Property Owner has an opportunity to deposit sufficient funds into the Operating Account (or, if applicable, any reserve account held by the Lender) to allow for payment prior to the imposition of any penalty or late charge. In no event shall the Property Manager be required to expend any of its own funds for the operation or maintenance of the Project; however, should it do so, the Property Manager shall be entitled to reimbursement from the Property Owner within thirty (30) days after such advance.

7.3           Interest on Funds Advanced or Loaned by the Property Manager. Subject to the approval of the Property Owner, the Property Manager may (but shall not be obligated to) loan funds to the Property Owner in the future, with simple interest thereon at the rate of fifteen percent (15%) per annum (or, if lower, the highest rate permitted by Law). Such loan, if any, shall be full recourse to the Property Owner and must be repaid within thirty (30) days of funding.

8.             Property Manager’s Costs Not To Be Reimbursed.

8.1           Non-Reimbursable Costs. Costs attributable to losses arising from the gross negligence or fraud on the part of the Property Manager, the Property Manager’s agents or employees shall be at the sole cost and expense of the Property Manager and shall not be reimbursed by the Property Owner.

8.2           Litigation. The Property Manager will be responsible for and hold the Property Owner harmless from, all fees, costs, expenses, and damages relating to criminal activity involving employees, disputes with employees for worker’s compensation (to the extent not covered by insurance), discrimination or wrongful termination, including legal fees and other expenses, where it is determined by final judicial determination that such loss, cost or expense was the fault of the Property Manager.

9.             Compensation. The Property Manager and its Affiliates will receive the compensation set forth on Schedule 1. In addition, affiliates of CROP shall receive the fees set forth on Schedule 1, among others.

10.           Termination.

10.1         Termination by Property Owner. The Property Owner shall have the right to terminate this Agreement only upon the following events: (i) because of the gross negligence, willful misconduct or fraud of the Property Manager, (ii) the bankruptcy, insolvency or inability of the Property Manager to meet its obligation as the same come due or (iii) as directed by a Lender pursuant to the terms of any applicable Loan Documents.

10.2         Termination by the Property Manager. The Property Manager shall have the right to terminate this Agreement upon thirty (30) days prior written notice from the Property Manager to the Property Owner indicating its’ termination of the Agreement.

10.3         Termination on Sale. This Agreement shall automatically terminate upon the sale of the entire Project.

10.4         Final Accounting. Within forty-five (45) days after termination of this Agreement for any reason, the Property Manager shall deliver to the Property Owner the following: (a) a final accounting, setting forth the balance of income and expenses on the Project as of the date of termination; (b) transfer to any account indicated by the Property Owner any balance or monies of the Property Owner or tenant security deposits held by the Property Manager with respect to the Project (or transfer the accounts in which such sums are held as instructed by the Property Owner); and (c) deliver to a subsequent property manager or other agent indicated by the Property Owner all materials and supplies, keys, books and records, contracts, leases, receipts for deposits, unpaid bills and other papers or documents which pertain to the Project. For a period of forty-five (45) days after such expiration or cancellation for any reason other than the Property Owner’s default, the Property Manager shall be available, through its senior executives familiar with the Project, to consult with and advise the Property Owner or any person or entity succeeding to the Property Owner as owner of the Project or such other person or persons selected by the Property Owner regarding the operation and maintenance of the Project. In addition, the Property Manager shall cooperate with the Property Owner in notifying all tenants of the Project of the expiration and termination of this Agreement, and shall use reasonable efforts to cooperate with the Property Owner to accomplish an orderly transfer of the operation and management of the Project to a party designated by the Property Owner. The Property Manager shall receive its monthly Property Management Fee for such services. The Property Manager shall, at its cost and expense, promptly remove all signs wherever located indicating that it is the Property Manager and replace and repair any damage resulting therefrom. Termination of this Agreement shall not release either party from liability for failure to perform any of the duties or obligations as expressed herein and required to be performed by such party for the period prior to the termination.

10.5         Debts and Obligations of the Property Owner. In the performance of its duties hereunder, the Property Manager and its affiliates, shall act on behalf of the Property Owner solely in their capacity as the Property Owner’s agent. All debts and obligations to third parties incurred by the Property Manager or its affiliates, in relation to the Project, shall be the debts and obligations of the Property Owner, and neither the Property Manager, nor its affiliates, shall be liable for, and shall be indemnified by, the Property Owner for any such debts, liabilities or obligations. The Property Manager and its affiliates shall have no obligation or responsibility to make payments with their own funds on any indebtedness incurred on behalf of the Property Owner or the Project, whether secured by the Project, or any portion thereof. Furthermore, this Agreement shall not be terminated by the Property Owner until all existing debts, liabilities and obligations arising out of any loan or the payment for goods or services on behalf of the Project are paid in full or assumed by a successor property manager; any guarantees entered into or made by the Property Manager, its affiliates, principles or officers on behalf of the Project are extinguished; and all fees owed to the Property Manager and its affiliates have been paid in full.

11.           Conflicts. The Property Manager shall not deal with or engage, or purchase goods or services from, any subsidiary or affiliated company of the Property Manager in connection with the management of the Project for amounts above market rates.

12.           Notices. All notices, demands, consents, approvals, reports and other communications to the Property Owner as provided for in this Agreement shall be in writing and shall be given to the Property Owner as set forth below, or at such other address as they may specify hereafter in writing. All notices, demands, consents, approvals, reports, and other communications to the Property Manager provided for in this Agreement shall be in writing and shall be given to the Property Manager at the address set forth below or at such other address as it may specify hereafter in writing:

To the Property Manager at:

Cottonwood Capital Property Management II, LLC
c/o Cottonwood Residential, Inc.
6340 South 3000 East, Suite 500
Salt Lake City, Utah 84121
Attention: General Counsel

To the Property Owner:

CW Sugar House, LLC
c/o Cottonwood Residential, Inc.
6340 South 3000 East, Suite 500
Salt Lake City, Utah 84121
Attention: General Counsel

Any notice or other communication that is not emailed may be delivered by a recognized overnight delivery service providing a receipt, facsimile transmission or mailed by United States registered or certified mail, return receipt requested, postage prepaid if deposited in a United States Post Office or depository for the receipt of mail regularly maintained by the post office. Notices sent by overnight courier shall be deemed given one (1) business day after mailing; notices sent by registered or certified mail shall be deemed given two (2) business days after mailing; and notices sent by facsimile transmission shall be deemed given as of the date sent (if sent prior to 5:00 p.m. MT and if receipt has been acknowledged by the operator of the receiving machine). Notices sent via e-mail shall be deemed given as of the date sent (if sent prior to 5:00 p.m. MT and if the Property Manager does not receive a “bounce back” notice that the e-mail transmission was not completed).

13.           Miscellaneous.

13.1        Assignment. The Property Manager may not assign this Agreement without the prior written consent of the Property Owner, which consent may be withheld in the Property Owner’s sole and absolute discretion, except with respect to an assignment to an affiliate, including, but not limited to a wholly-owned subsidiary, which shall be permissible under this Agreement.

13.2        Gender. Each gender shall include each other gender. The singular shall include the plural and vice-versa.

13.3        Amendments. Each amendment, addition or deletion to this Agreement shall not be effective unless approved by the parties in writing, except as otherwise provided herein.

13.4        Attorneys’ Fees. In any action or proceeding between the Property Manager and the Property Owner arising from or relating to this Agreement or the enforcement or interpretation hereof, the party prevailing in such action or proceeding shall be entitled to recover from the other party all of its reasonable attorneys’ fees and other costs and expenses of the action or proceeding.

13.5         Binding Arbitration. Any controversy between the parties hereto arising out of or related to this Agreement or the breach thereof shall be settled by arbitration in Salt Lake City, Utah, in accordance with the rules of The American Arbitration Association, and judgment entered upon the award rendered may be enforced by appropriate judicial action. The arbitration panel shall consist of one member, which shall be the mediator if mediation has occurred or shall be a person agreed to by each party to the dispute within thirty (30) days following notice by one party that he or she desires that a matter be arbitrated. If there was no mediation and the parties are unable within such thirty (30) day period to agree upon an arbitrator, then the panel shall be one arbitrator selected by the Denver, Colorado office of The American Arbitration Association, which arbitrator shall be experienced in the area of real estate and limited liability companies and who shall be knowledgeable with respect to the subject matter area of the dispute. The losing party shall bear any fees and expenses of the arbitrator, other tribunal fees and expenses, reasonable attorneys’ fees of both parties, any costs of producing witnesses and any other reasonable costs or expenses incurred by the losing party or the prevailing party or such costs shall be allocated by the arbitrator. The arbitration panel shall render a decision within thirty (30) days following the close of presentation by the parties of their cases and any rebuttal. The parties shall agree within thirty (30) days following selection of the arbitrator to any prehearing procedures or further procedures necessary for the arbitration to proceed, including interrogatories or other discovery; provided, in any event each party shall be entitled to discovery in accordance with applicable Utah law.

13.6        Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Utah without regard to any choice of law rules. Any action relating to or arising out of this Agreement shall be brought only in a court of competent jurisdiction located in Salt Lake City, Utah.

13.7        Headings. All headings are only for convenience and ease of reference and are irrelevant to the construction or interpretation of any provision of this Agreement.

13.8        Representations. The Property Manager represents and warrants that it is or shall become fully qualified and licensed, to the extent required by applicable Law, to manage and lease real estate and perform all obligations assumed by the Property Manager hereunder. The Property Manager shall use reasonable efforts to comply with all such laws now or hereafter in effect. If at any time it is determined that the Property Manager does not have all applicable licenses or qualifications, the Property Manager shall be given a reasonable opportunity to cure such deficiency by obtaining any required licenses or permits.

13.9        Indemnification by Property Manager. The Property Manager shall indemnify, defend and hold the Property Owner and its shareholders, officers, directors, members, partners and employees harmless from any and all claims, demands, causes of action, losses, damages, fines, penalties, liabilities, costs and expenses, including reasonable attorneys’ fees and court costs, sustained or incurred by or asserted against the Property Owner where it is determined by final judicial determination that such loss, cost or expense was the result of the acts of the Property Manager which arise out of the gross negligence, willful misconduct or fraud of the Property Manager, its agents or employees or the Property Manager’s material breach of this Agreement. If any person or entity makes a claim or institutes a suit against the Property Owner on a matter for which the Property Owner claims the benefit of the foregoing indemnification, then (a) the Property Owner shall give the Property Manager prompt notice thereof in writing; (b) the Property Manager may defend such claim or action by counsel of its own choosing provided such counsel is reasonably satisfactory to the Property Owner; and (c) neither the Property Owner nor the Property Manager shall settle any claim without the other’s written consent.

13.10         Indemnification by the Property Owner. The Property Owner shall indemnify, defend and hold the Property Manager and its shareholders, members, partners, officers, directors, managers and employees harmless from any and all claims, demands, causes of action, losses, damages, fines, penalties, liabilities, costs and expenses, including reasonable attorneys’ fees and court costs, sustained or incurred by or asserted against the Property Manager by reason of the operation, management, and maintenance of the Project and the performance by the Property Manager of the Property Manager’s obligations under this Agreement, except those which arise from the Property Manager’s gross negligence, willful misconduct or fraud. If any person or entity makes a claim or institutes a suit against the Property Manager on matters for which the Property Manager claims the benefit of the foregoing indemnification, then (a) the Property Manager shall give the Property Owner prompt notice thereof in writing; (b) the Property Owner may defend such claim or action by counsel of its own choosing provided such counsel is reasonably satisfactory to the Property Manager; (c) neither the Property Manager nor the Property Owner shall settle any claim without the other’s written consent; and (d) this subsection shall not be so construed as to release the Property Owner or the Property Manager from any liability to the other for a breach of any of the covenants agreed to be performed under the terms of this Agreement.

13.11         Complete Agreement. This Agreement shall supersede and take the place of any and all previous agreements entered into between the parties with respect to the Project.

13.12         Severability. If any provisions of this Agreement or application to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement, where the application of such provisions or circumstances other than those as to which it is determined to be invalid or unenforceable shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

13.13         No Waiver. The failure by any party to insist upon the strict performance of, or to seek remedy of, any one of the terms or conditions of this Agreement or to exercise any right, remedy, or election set forth herein or permitted by law shall not constitute or be construed as a waiver or relinquishment for the future of such term, condition, right, remedy or election, but such item shall continue and remain in full force and effect. All rights or remedies of the parties specified in this Agreement and all other rights or remedies that they may have at law, in equity or otherwise shall be distinct, separate and cumulative rights or remedies, and no one of them, whether exercised or not, shall be deemed to be in exclusion of any other right or remedy of the parties.

13.14         Binding Effect. This Agreement shall be binding and inure to the benefit of the parties and their respective successors and assigns.

13.15         Counterparts. This Agreement may be executed in several counterparts, which when executed shall constitute one Agreement, binding on all of the parties hereto, notwithstanding that all of the parties are not signatory to the original or the same counterpart.

13.16         Waiver of Right to Jury Trial. THE PROPERTY OWNER AND THE PROPERTY MANAGER EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE TO THE EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY ACTIONS BROUGHT BY OR AGAINST THE PROPERTY OWNER OR THE PROPERTY MANAGER IN CONNECTION WITH THIS AGREEMENT.

IN WITNESS WHEREOF the parties hereby execute this Agreement to be effective as of the date set forth above.

PROPERTY MANAGER:

COTTONWOOD CAPITAL PROPERTY MANAGEMENT II, LLC, a Delaware limited liability company
By: Cottonwood Capital Management, Inc., a Delaware corporation
By: Name: Gregg Christensen Its: Executive Vice President
PROPERTY OWNER:

CW SUGAR HOUSE, LLC,a Delaware limited liability company
By: COTTONWOOD SUGAR HOUSE, LLC, a Delaware limited liability company, its Sole Member

By:	CW SUGAR HOUSE JV, LLC, a Delaware limited liability company, its Manager

By:	CW SUGAR HOUSE JV GP, LLC, a Delaware limited liability company, its Manager

By:	COTTONWOOD RESIDENTIAL O.P., LP, a Delaware limited partnership, its Sole Member

By: COTTONWOOD RESIDENTIAL, INC., a Maryland corporation, its General Partner

By:

Name:	Gregg Christensen

Its:	Executive Vice President

SCHEDULE 1
FEES TO PROPERTY MANAGER & AFFILIATES

The Property Manager and its Affiliates will receive the following compensation:

•    Property Management Fee. The Property Manager, or an affiliate, may receive, for its services in managing the day-to-day operations of the Project in accordance with the terms of this Agreement, an annual property management fee (the “Property Management Fee”) equal to the greater of 3.5% of the Gross Revenues (as defined below) or $8,000 per month, and prorated for any partial year, payable in monthly installments, which Property Management Fee shall be in addition to any out-of-pocket and on-site personnel costs that are reimbursable pursuant to Section 7. “Gross Revenues” shall be all gross billings from the operations of the Project including rental receipts, late fees, application fees, pet fees, damages, lease buy-out payments, and reimbursements by tenants for common area expenses, operating expenses and Taxes and similar pass-through obligations paid by tenants, but excluding (i) security deposits received from tenants and interest accrued thereon for the benefit of the tenant until such deposits or interest are included in the taxable income of the Property Owner; (ii) advance rents (but not lease buy-out payments) until the month in which payments are to apply as rental income; (iii) reimbursements by tenants for work done for that particular tenant, (iv) proceeds from the sale or other disposition of all or any part of the Project, (v) insurance proceeds received by the Property Owner as a result of any insured loss (except proceeds from rent insurance or the excess of insurance proceeds for repairs over the actual costs of such repairs), (vi) condemnation proceeds not attributable to rent, (vii) capital contributions made by the Property Owner; (viii) proceeds from capital, financing and any other transactions not in the ordinary course of the operation of the Project, (ix) income derived from interest on investments or otherwise, (x) abatement of Taxes, awards arising out of takings by eminent domain, discounts and dividends on insurance policies, and (xi) rental concessions not paid by third parties. The Property Management Fee shall be payable monthly from the Operating Account or from other funds timely provided by the Property Owner. Upon termination of this Agreement, the parties will prorate the Property Management Fee on a daily basis to the effective date of such cancellation or termination. Upon a sale of the Project, the Property Manager shall receive additional compensation equal to the previous month’s Property Management Fee as compensation for work to be performed in connection with the sale or completion of managing matters relating to each tenant. The Property Management Fee will be paid monthly in arrears.

•    Lease-Up Fee. During the development of a project, Cottonwood Capital Property Management II, LLC may receive for its services in leasing-up a property a lease-up fee in an amount equal to 3.5% of projected stabilized revenues, commencing two months before the opening of a temporary leasing office on the site and continuing until the opening of a temporary leasing office on the site.

EXHIBIT A
LEGAL DESCRIPTION

EXHIBIT B
BUDGET

EXHIBIT C
FORM LEASE